UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

VERIZON COMMUNICATIONS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Verizon Communications Inc.

140 West Street

New York, New York 10007

March 21, 2011

Dear Fellow Shareholders:

On behalf of the Board of Directors, we invite you to attend Verizon’s 2011 Annual Meeting of Shareholders. The meeting will be held on Thursday, May 5, 2011 at 10:30 a.m., local time, at the University Place Conference Center, 850 West Michigan Street, Indianapolis, Indiana. You can find directions to the meeting on the admission ticket attached to your proxy card, in the proxy statement and online at www.verizon.com/investor.

The annual meeting is an opportunity to discuss matters of general interest to Verizon’s shareholders and for you to vote on the items included in the proxy statement. At this year’s meeting, you will be asked to elect Directors, ratify the appointment of the independent registered public accounting firm, cast advisory votes related to Verizon’s executive compensation program and the frequency of future votes related to executive compensation, and consider four shareholder proposals. The Board of Directors recommends that you vote FOR items 1 through 3 and AGAINST items 5 through 8. With respect to Item 4, the Board of Directors recommends that you vote FOR the “once every year” option.

Only Verizon shareholders may attend the annual meeting. If you are a registered Verizon shareholder, your admission ticket is attached to your proxy card. If you hold your shares through a bank, broker or other institution, the proxy statement explains how to obtain an admission ticket at the meeting.

Your vote is very important. Please take the time to vote so that your shares are represented at the meeting. We appreciate your participation and your ongoing interest in Verizon.

Sincerely,

Chairman and Chief Executive Officer

Your vote is important. Please vote promptly.

You may vote online, by telephone or

by signing, dating and returning

the enclosed proxy card.

Notice of Annual Meeting of Shareholders

Time and Date	10:30 a.m., local time, on May 5, 2011

Place	University Place Conference Center 850 West Michigan Street Indianapolis, Indiana 46202

Items of Business	• Elect 12 Directors

• Ratify the appointment of the independent registered public accounting firm

• Provide an advisory vote related to Verizon’s executive compensation program

• Provide an advisory vote on the frequency of future advisory votes related to Verizon’s executive compensation program

• Act upon the shareholder proposals described in the proxy statement that are properly presented at the meeting

• Consider any other business that is properly brought before the meeting

How to Vote	If you are a registered shareholder, you may vote online at www.envisionreports.com/vz, by telephone or by mailing a proxy card. You may also vote in person at the annual meeting. If you hold shares through a bank, broker or other institution, you may vote your shares by any method specified on the voting instruction form that they provide. We encourage you to vote your shares as soon as possible.

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President,

Deputy General Counsel and

Corporate Secretary

March 21, 2011

Important Notice Regarding Availability of Proxy Materials for Verizon’s

Shareholder Meeting to be Held on May 5, 2011.

The Proxy Statement and Annual Report to Shareowners are available at www.edocumentview.com/vz.

Proxy Statement

We are mailing this proxy statement to our shareholders beginning on March 21, 2011, and it is also available online at www.edocumentview.com/vz or, if you are a registered holder, at www.envisionreports.com/vz. The Board of Directors is soliciting proxies in connection with the 2011 Annual Meeting of Shareholders and encourages you to read this proxy statement and vote your shares online, by telephone or by mailing your proxy card.

Annual Meeting Information

Date and location.  Verizon’s annual meeting will be held on Thursday, May 5, 2011, at 10:30 a.m., local time, at the University Place Conference Center, 850 West Michigan Street, Indianapolis, Indiana.

Admission.  Only Verizon shareholders may attend the meeting, and you will need an admission ticket or other proof of stock ownership to be admitted to the meeting.

•	If you are a registered shareholder, an admission ticket is attached to your proxy card. If you plan to attend the annual meeting, please vote your proxy but retain the admission ticket and bring it with you to the meeting.
•	If you hold your shares in the name of a bank, broker or other institution, you may obtain an admission ticket at the meeting by presenting proof of your ownership of Verizon stock. For example, you may bring your account statement or a letter from your bank or broker confirming that you owned Verizon common stock on March 7, 2011, the record date for the meeting.

The University Place Conference Center is accessible to all shareholders. If you would like to have a sign language interpreter at the meeting, please mail your request to the Assistant Corporate Secretary at the address shown on page 5 under “Contacting Verizon” no later than April 18, 2011.

For safety and security reasons, we do not permit anyone to bring cameras, recording equipment, large bags, briefcases or packages into the meeting room or to otherwise record or photograph the meeting.

Voting Procedures and Related Matters

➢	Who may vote?

Shareholders of record as of the close of business on March 7, 2011, the record date, may vote at the meeting. As of March 7, 2011, there were approximately 2.8 billion shares of common stock outstanding and entitled to vote.

➢	How do I vote my shares?

Registered Shares.  If you hold your shares in your own name, you may vote by proxy in three convenient ways:

•	Online: Go to www.envisionreports.com/vz and follow the instructions. You will need to enter certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials in order to vote online. You can also use this website to elect to be notified by e-mail that future proxy statements and annual reports are available online instead of receiving printed copies of those materials by mail.
•	By telephone: Call toll-free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada and follow the instructions. You will need to provide certain information that is printed on your proxy card or Notice of Internet Availability of Proxy Materials in order to vote by phone.
•	By mail: Complete, sign and date your proxy card and return it in the envelope provided. If you plan to attend the annual meeting, please retain the admission ticket attached to the proxy card.

You may also vote in person at the meeting.

Verizon Savings Plan Shares.  If you are or were an employee and hold shares in a current or former Verizon savings plan, the proxy that you submit will provide your voting instructions to the plan trustee. You may vote online, by telephone or by returning the proxy card in the envelope provided. However, you cannot vote your savings plan shares in person at the meeting. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your vote must be received before the close of business on May 2, 2011.

Street Name Shares.  If you hold shares through a bank, broker or other institution, you will receive material from that firm explaining how to vote.

➢	How do I find electronic proxy materials?

This proxy statement and the Annual Report to Shareowners are available to view or download at www.edocumentview.com/vz. If you are a registered holder, you can also view or download these materials when you vote online at www.envisionreports.com/vz.

➢	How does voting by proxy work?

By giving us your proxy, you authorize the proxy committee to vote your shares in accordance with the instructions you provide. You may vote for or against any or all of the Director candidates and any or all of the other proposals. You may also abstain from voting. With respect to the advisory vote on the frequency of future advisory votes related to executive compensation, you may vote for any of the options presented. If you vote online or by telephone, you must indicate how you wish to vote on each item.

Your proxy provides voting instructions for all Verizon shares that are registered in your name on March 7, 2011 and that you hold in a current or former Verizon savings plan or in your Verizon Direct Invest Plan account.

If you return your signed proxy card but do not specify how to vote, the proxy committee will vote your shares in favor of the Director candidates listed on the proxy card, in favor of the ratification of the independent registered public accounting firm, in favor of the advisory vote related to executive compensation and in favor of the “once every year” option for the frequency of future advisory votes related to executive compensation, and the proxy committee will vote your shares against the four shareholder proposals. The proxy committee also has the discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting. If you wish to give your proxy to someone other than the proxy committee, please cross out the names of the proxy committee and add the name of the person you wish to designate as your proxy.

➢	Can I change my vote?

Registered Shares.  If you hold your shares in your own name, you can change your vote by voting again online or by telephone or by returning a later dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” Your vote must be received before the polls close at the annual meeting. You can also change your vote by voting in person at the annual meeting.

Verizon Savings Plan Shares.  If you hold shares in a current or former Verizon savings plan, you can change your voting instructions for those shares by voting again online or by telephone or by returning a later dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your changed vote must be received before the close of business on May 2, 2011.

Street Name Shares.  If you hold your shares through a bank, broker or other institution, please check with that firm for instructions on how to change your vote.

➢	What vote is required to elect a Director or approve a proposal?

Directors are elected by a majority of the votes cast. For the advisory vote on the frequency of future advisory votes related to executive compensation, we will consider the option that receives the majority of the votes cast to be the preference of our shareholders. The affirmative vote of a majority of the votes cast is required to approve each of the other management proposals and the shareholder proposals.

In order to officially conduct the meeting, we must have a quorum present. This means that at least a majority of the outstanding shares of Verizon common stock that are eligible to vote must be represented at the meeting either in person or by proxy. If a quorum is not present, we will reschedule the annual meeting for a later date.

➢	How are the votes counted?

Each share is entitled to one vote on each Director and on each matter presented at the annual meeting. Shares owned by Verizon, which are called treasury shares, do not count towards the quorum and are not voted.

Abstentions.  Under our bylaws, we do not count abstentions in determining the total number of votes cast on any item. We only count abstentions in determining whether a quorum is present. This means that abstentions have no effect on the election of Directors or on the outcome of the vote on any proposal.

Broker Non-Votes.  If you hold your shares through a bank, broker or other institution and you do not provide your voting instructions to them at least 10 days before the annual meeting, that firm has the discretion to vote your shares on matters that the New York Stock Exchange, referred to as the NYSE, has determined are routine. Routine items include the ratification of the independent registered public accounting firm. The bank, broker or institution that holds your shares cannot vote your shares on non-routine matters, such as the election of directors, the advisory vote related to executive compensation, the advisory vote on the frequency of future advisory votes related to executive compensation and the shareholder proposals. We refer to this as a “broker non-vote.” We only count broker non-votes in determining whether a quorum is present.

➢	Is my vote confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is required by law and in other limited circumstances.

➢	Where can I find the voting results of the annual meeting?

We will report the voting results on a Current Report on Form 8-K filed with the Securities and Exchange Commission, referred to as the SEC, no later than May 11, 2011. We will also post the voting results on the Corporate Governance section of our website at www.verizon.com/investor promptly after the meeting.

➢	Who tabulates and certifies the vote?

Computershare Trust Company, N.A. will tabulate the vote, and independent inspectors of election will certify the results.

➢	Who is Verizon’s proxy solicitor?

Georgeson Inc. is assisting in the distribution of proxy materials and solicitation of votes for a base fee of $18,000, plus reimbursable expenses and custodial charges. In addition to solicitations by mail, Verizon employees and the proxy solicitor may solicit proxies in person or by telephone. Verizon will bear the cost of soliciting proxies.

➢	May I receive my proxy materials electronically?

We encourage registered shareholders to sign up for electronic delivery of future proxy materials.

•	To sign up, go to www.eTree.com/verizon and follow the directions.
•	You may also sign up when you vote online at www.envisionreports.com/vz.
•	If you have enrolled in Computershare’s Investor Centre, you may also sign up on www.computershare.com/verizon by clicking on “eDelivery Options” on the “My Holdings” tab.

Once you sign up for electronic delivery, you will no longer receive a printed copy of the proxy materials unless you specifically request one. Each year you will receive an e-mail explaining how to access the proxy materials online as well as how to vote your shares online. You may suspend electronic delivery of the proxy materials at any time by contacting Computershare Trust Company, N.A. by one of the methods described under “Contacting Verizon.”

➢	There are several shareholders at my address. Why did we receive only one set of proxy materials?

We have adopted a procedure called “householding” that was approved by the SEC. This means that eligible shareholders who share a single address receive only one copy of the Annual Report to Shareowners and proxy statement at their home address unless we receive notice that they wish to continue to receive individual copies.

If you would like to receive individual copies of the proxy materials, we will provide them promptly upon your request. You may request individual copies of the proxy materials by contacting Computershare Trust Company, N.A. by one of the methods shown under “Contacting Verizon.” Householding does not apply to shareholders who have signed up for electronic delivery of proxy materials.

➢	Why am I receiving more than one set of proxy materials?

You may be receiving more than one set of proxy materials in your household because:

•	You and another member of your household are both registered shareholders;
•	You are a registered shareholder and also hold shares through a bank, broker or other institution;
•	You hold shares through more than one bank, broker or other institution; or
•	You and another member of your household hold shares through different banks, brokers or institutions.

You may request a single set of proxy materials as described below, but in order to vote all of your shares, you and any other member of your household will need to follow the voting instructions provided on each proxy card or Notice of Internet Availability of Proxy Materials that you receive, whether it comes from Computershare or from a bank, broker or other institution.

➢	How can I request a single set of proxy materials for my household?

If you are receiving more than one set of proxy materials because there is more than one registered shareholder in your household, please contact Computershare Trust Company, N.A. by one of the methods shown under “Contacting Verizon” to request a single set. This request will become effective approximately 30 days after receipt and will remain in effect for future mailings unless you or another registered shareholder changes the instruction or provides Computershare with a new mailing address.

If you hold your shares through a broker, bank or other institution, you can contact that firm to request a single set of proxy materials from that firm.

➢	How do I submit a shareholder proposal for next year’s annual meeting?

A shareholder may submit a proposal for inclusion in the proxy statement for the 2012 Annual Meeting of Shareholders by sending it to the Assistant Corporate Secretary at Verizon Communications Inc., 140 West Street, 29th Floor, New York, New York 10007. We must receive the proposal no later than November 22, 2011. We are not required to include any proposal in our proxy statement that we receive after that date or that does not comply with the rules of the SEC.

➢	May shareholders nominate directors or submit other business for next year’s annual meeting?

Under our bylaws, a shareholder may nominate an individual to serve as a Director or bring other business before the 2012 Annual Meeting of Shareholders. The bylaws require that the shareholder:

•	Notify us in writing on or after January 6, 2012 and no later than February 5, 2012;
•	Include his or her name, record address and Verizon share ownership;
•	Include specific information about the shareholder proponent, any beneficial owner, any nominee and their respective affiliates and associates, including disclosure of derivative and hedging positions in Verizon securities, any agreements or arrangements with other persons related to the proposed nomination or business, any material interest of such persons in such matter, any agreement with others regarding the acquisition, holding or voting of Verizon securities and information about those with whom such persons are acting in concert; and
•	Update this information as of the record date and after any subsequent change.

The notice must be sent to the Assistant Corporate Secretary at Verizon Communications Inc., 140 West Street, 29th Floor, New York, New York 10007. A shareholder may request a copy of the bylaw requirements by writing to the Assistant Corporate Secretary at that address.

Contacting Verizon

➢	How to contact Verizon

If you need more information about the annual meeting or would like copies of any of the materials posted on the Corporate Governance section of our website, please write to:

Assistant Corporate Secretary

Verizon Communications Inc.

140 West Street, 29th Floor

New York, New York 10007

➢	How to contact Verizon’s Transfer Agent

If you are a registered shareholder, please direct all questions concerning your proxy card or voting procedures to our transfer agent, Computershare Trust Company, N.A. You should also contact them if you have questions about your stock account, stock certificates, dividend checks or transferring ownership. Computershare can be reached:

By mail:	Computershare Trust Company, N.A. P.O. Box 43078 Providence, Rhode Island 02940-3078

By telephone:	1-800-631-2355

Online:	www.computershare.com/verizon

About Verizon’s Governance Practices

Commitment to Good Governance Practices

The Board of Directors is committed to maintaining high standards of corporate governance. To help ensure that it meets this commitment, the Board conducts an annual evaluation of its practices and processes. The Presiding Director oversees the evaluation and chairs the Board meeting and executive session where the Board reviews and discusses the results of this evaluation. Each Board Committee also conducts an evaluation of its practices and processes. The Corporate Governance and Policy Committee is responsible for ensuring that the membership, structure, policies and practices of the Board and its Committees facilitate the effective exercise of the Board’s role in the governance of Verizon. The Board has approved Corporate Governance Guidelines that provide a framework for the operation of the Board and address key governance practices. The Corporate Governance and Policy Committee monitors developments in corporate governance, considers the views of Verizon’s shareholders and periodically recommends that the Board make changes to its policies and practices or to the Guidelines.

A copy of the Guidelines is included in this proxy statement beginning at page A-1. We have also posted the Guidelines on the Corporate Governance section of our website at www.verizon.com/investor. All of Verizon’s corporate governance materials, including its certificate of incorporation, bylaws, Committee charters and policies, are also posted on the website. You can request copies of these materials from the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

Key Corporate Governance Provisions

Majority voting in Director elections.  Verizon’s bylaws provide for the election of Directors by a majority of the votes cast in uncontested elections. This provision can only be changed by a majority vote of the shareholders.

Shareholder right to call a special meeting of shareholders.  Verizon’s bylaws provide that, if the requirements set forth in the bylaws are met, the Board will call a special meeting of shareholders upon the request of a holder of at least 10% or holders of at least 25% of Verizon’s outstanding common stock.

Independence standards.  The Board has adopted standards for assessing the independence of our Directors, which are stricter than the standards required by the NYSE or the Nasdaq Stock Market, referred to as Nasdaq. All non-employee Directors are independent. You can find more information about the independence of the non-employee Directors under “Independence” on page 8.

Chairman; Presiding Director.  Each year, the Board elects one of its members to serve as Chairman. The Board reviews its governance structure and the qualifications of each Director and determines which Director is best qualified to chair the Board. The Board believes that Verizon and its shareholders are best served by having a Chairman who has a wide-ranging, in-depth knowledge of Verizon’s business operations and the competitive landscape and who can best identify the strategic issues to be considered by the Board. Based on his extensive experience and knowledge of Verizon’s competitive challenges and opportunities, the Board has determined that at this time the Chief Executive Officer is the Director best qualified to serve in the role of Chairman. At the same time, in order to maintain an appropriate level of independent checks and balances in its governance, the independent members of the Board have elected a Presiding Director who has the authority to review and approve the information provided to the Board and to provide independent leadership, including in the evaluation and compensation of the CEO. Dr. Sandra O. Moose is currently the Presiding Director. More specifically:

The Chairman:

•	Chairs all meetings of the Board, other than executive sessions;
•	Identifies strategic issues that should be considered for the Board agenda, subject to the approval of the Presiding Director; and
•	Consults with the Presiding Director in the development of the schedule, agenda and materials for all meetings of the Board.

The Presiding Director:

•	Chairs executive sessions, including the evaluation of the performance and compensation of the CEO;
•	Chairs any meeting of the Board if the Chairman is not present;
•	Approves the schedule, agenda and materials for all meetings of the Board, in consultation with the Chairman;
•	Acts as liaison with the Chairman, in consultation with the other independent Directors who continue to have direct and complete access to the Chairman at any time they deem necessary or appropriate; and
•	Presides over the Board’s annual self-evaluation.

The Presiding Director has the authority to call meetings of the Board, as well as executive sessions of the Board, and will do so at the request of any other Director. Any shareholder or interested party may communicate directly with the Presiding Director.

In addition, the agenda for each Board meeting and the schedule of meetings are available to all Directors in advance so that any Director can review and request changes. Moreover, all Directors have unrestricted access to management at all times and communicate informally with management on a variety of topics.

The Board believes that shareholders are best served by the Board’s current leadership structure, because the Corporate Governance Guidelines and the Company’s policies and procedures provide for an empowered, independent Presiding Director and the full involvement of the independent members of the Board in the Board’s operations and its decision making.

Stock ownership.  The Guidelines encourage Directors to hold at least 5,000 shares within five years of joining the Board. Shares held by a Director in any deferral plan are included in determining the number of shares held.

Limits on board service.  The Guidelines provide that a Director who serves as an executive officer of a public company should not serve on the board of more than three public companies, including the board of the company that employs him or her. Other Directors should not serve on more than six public company boards. The Guidelines also limit Verizon executive officers to serving on no more than two public company boards.

Director retirement policy.  The Guidelines provide that a Director will retire from the Board the day before the Annual Meeting of Shareholders next following his or her 72nd birthday. In the event of a retirement pursuant to this policy, the size of the Board is reduced by one for each such retirement.

Shareholder approval of poison pill.  Verizon does not have a shareholder rights plan, commonly referred to as a “poison pill.” Under the Guidelines, if the Board decides to adopt a poison pill, it must be approved by shareholders within one year and then re-approved every three years.

Recapture of incentive payments.  The Human Resources Committee of the Board has adopted a policy that enables Verizon to recapture and cancel incentive payments received by an executive who has engaged in financial misconduct to ensure that executives do not benefit from engaging in such misconduct.

Policy on executive severance agreements.  Verizon will not enter into any new employment agreement or severance agreement with an executive officer that provides for severance benefits exceeding 2.99 times the sum of the executive’s base salary plus non-equity incentive plan payment, without seeking shareholder ratification of the agreement. This policy is described in more detail on page 42.

Business Conduct and Ethics

Verizon is committed to operating our business with the highest level of integrity, responsibility and accountability. We have adopted a strict Code of Conduct that applies to all employees, including the CEO, the Chief Financial Officer and the Controller. The Code of Conduct describes each employee’s responsibility to conduct business with the highest ethical standards and provides guidance in preventing, reporting and remediating potential compliance violations in key areas. Directors are expected to act in compliance with the spirit of the Code of Conduct, as well as comply with the specific ethical provisions of the Corporate Governance Guidelines. We have posted the Code of Conduct on the Corporate Governance section of our website at www.verizon.com/investor. You can also obtain a copy by writing to the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

The Board is strongly predisposed against waiving any of the business conduct and ethics provisions applicable to Directors or executive officers and has not done so. In the unlikely event of a waiver, we will promptly disclose the Board’s action on our website.

Related Person Transaction Policy

The Board has adopted the Related Person Transaction Policy that is included in the Guidelines. The Corporate Governance and Policy Committee reviews transactions involving Verizon and any of our Directors or executive officers or their immediate family members to determine if any of the individual participants has a material interest in the transaction. Based on the facts and circumstances of each case, the Committee may approve, disapprove, ratify or cancel the transaction or recommend another course of action. Any member of the Committee who is involved in a transaction under review cannot participate in the Committee’s decision about that transaction.

From time to time Verizon may have employees who are related to our executive officers or Directors. Francis J. Shammo, Executive Vice President and Chief Financial Officer, has a brother-in-law who is employed by one of the Company’s subsidiaries and earned approximately $289,000 in 2010. This amount of compensation was commensurate with that of other employees in similar positions.

Shareholder Communications with Directors

The Board of Directors believes that communication with shareholders and other interested parties is an important part of the governance process and has adopted the following procedure to facilitate this communication. Please direct any correspondence to the Board, any Committee of the Board, the Presiding Director, any Committee Chairperson or individual Director or the non-employee Directors as a group to:

Verizon Communications Inc.

Board of Directors [or Committee name, Presiding Director, Committee Chairperson, individual

Director or non-employee Directors as a group, as appropriate]

140 West Street, 29th Floor

New York, New York 10007

The independent Directors have approved a process for forwarding correspondence about Verizon to members of the Board.

About the Board of Directors and its Committees

Verizon’s Board of Directors has the independence, professional experience, expertise and commitment to effectively oversee management’s performance and act in the long-term best interests of shareholders.

Independence

Verizon’s Corporate Governance Guidelines require that a substantial majority of the members of the Board be independent Directors. The Guidelines establish standards for evaluating the independence of each Director. A Director is considered independent if the Board finds that the Director is independent under the NYSE’s and Nasdaq’s governance standards and the additional standards included in the Guidelines, which identify the types of relationships that, if material, would impair a Director’s independence. The standards set monetary thresholds at which the Board would consider the relationships to be material. To determine that a Director is independent, the Board must find that a Director does not have any relationship that is likely to impair his or her ability to act independently. The Board makes this determination by evaluating the facts and circumstances for each Director.

The Corporate Governance and Policy Committee conducts an annual review of the independence of members of the Board and its Committees and reports its findings to the full Board. Based on the recommendation of the Corporate Governance and Policy Committee, the Board has determined that the 10 incumbent non-employee Directors who are standing for election are independent: Richard L. Carrión, M. Frances Keeth, Robert W. Lane, Sandra O. Moose, Joseph Neubauer, Donald T. Nicolaisen, Clarence Otis, Jr., Hugh B. Price, Rodney E. Slater, and John W. Snow. The Board has also determined that Thomas H. O’Brien and John R. Stafford, who are not standing for re-election, are independent.

In determining the independence of Mr. Carrión, Mr. Neubauer, Mr. Otis, Mr. Price, Mr. Slater and Dr. Snow, the Board considered payments for telecommunications services that the companies that employ them made to Verizon. In determining Mr. Neubauer’s independence, the Board also considered payments that Verizon made under a competitively bid contract for food and facility management services to the company that employs him. In applying the independence standards, the independent Directors have determined that these general business transactions and relationships were not material and do not impair the ability of those Directors to act independently.

Attendance at Meetings

In 2010, the Board of Directors met 10 times. Seven meetings were regularly scheduled and three were special meetings. No Director standing for election attended fewer than 75% percent of the total number of meetings of the Board and the Committees to which the Director was assigned. The average attendance was 98%.

Directors standing for re-election are expected to attend the annual meeting of shareholders. In 2010, all of the Directors attended the annual meeting.

The independent Directors meet regularly in executive session without any members of management present. The independent Directors are required to meet in executive session at least twice a year to review and evaluate the performance of the Board and to evaluate the performance and approve the compensation of the CEO. In practice, the independent Directors typically meet in executive session at the end of each Board meeting.

Committees of the Board

The Board of Directors has established three standing Committees – the Audit Committee, the Corporate Governance and Policy Committee and the Human Resources Committee. Each standing Committee has a written charter that defines the specific responsibilities of that Committee. The Committee charters are available on the Corporate Governance section of our website at www.verizon.com/investor. You may also obtain a copy of a charter by sending a written request to the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

The Chairperson of each standing Committee approves the agenda and materials for each meeting. At least once a year, each standing Committee performs a self-assessment and reviews its processes and practices to ensure that the Committee has sufficient information, resources and time to fulfill its obligations and to determine whether any changes should be made to its processes, practices or charter. Each standing Committee has the authority to retain independent advisors to assist it in carrying out its responsibilities.

➢	The Audit Committee

Members:	Donald T. Nicolaisen, Chairperson	Sandra O. Moose
	M. Frances Keeth	Thomas H. O’Brien
	Robert W. Lane	Clarence Otis, Jr.

The Board has determined that each member of the Committee is an audit committee financial expert and meets the independence requirements of applicable laws, the NYSE, Nasdaq and the Guidelines. The Committee met 11 times during 2010. The report of the Audit Committee is included on page 13 of this proxy statement.

Summary of Key Responsibilities:

•	Review risk management and controls, including the process of identifying and monitoring high-priority risks and developing effective mitigation strategies which management incorporates into its strategic decision-making, and report to the Board on these matters;
•	Oversee financial reporting and disclosure matters, including
¡	Annual audited and quarterly unaudited financial statements and related footnotes and disclosures; and
¡	Any significant events, transactions, changes in accounting estimates or changes in important accounting principles and any major issues as to adequacy of internal controls;
•	Oversee Verizon’s internal audit function;
•	Oversee Verizon’s processes for ethical, legal and regulatory compliance;
•	Review the performance and qualifications of the independent registered public accounting firm (including their independence);
•	Assess policies and procedures for executive officer expense accounts and perquisites, including the use of corporate assets; and
•	Assess procedures for the handling of complaints relating to accounting, internal accounting controls or auditing matters.

➢	The Corporate Governance and Policy Committee

Members:	Sandra O. Moose, Chairperson	Hugh B. Price
	Richard L. Carrión	Rodney E. Slater
	Donald T. Nicolaisen	John W. Snow

The Board has determined that each member of the Committee meets the independence requirements of applicable laws, the NYSE, Nasdaq and the Guidelines. The Committee met seven times in 2010.

Summary of Key Responsibilities:

•	Evaluate the structure and practices of the Board and its Committees, including size, composition, independence and governance policies;
•	Recommend to the Board changes or additions to the Board’s policies or the Guidelines;
•	Evaluate the qualifications of candidates for election as Directors and present recommendations to the Board;
•	Review potential related person transactions; and
•	Review Verizon’s processes related to charitable contribution policies, selected social, environmental, regulatory and political matters, compliance with equal opportunity and diversity initiatives and safety issues.

➢	The Human Resources Committee

Members:	Joseph Neubauer, Chairperson	Clarence Otis, Jr.
	Richard L. Carrión	John W. Snow
	M. Frances Keeth	John R. Stafford
Robert W. Lane

The Board has determined that each member of the Committee meets the independence requirements of applicable laws, the NYSE, Nasdaq and the Guidelines. The Committee met six times in 2010. The report of the Human Resources Committee is included on page 27 of this proxy statement.

Summary of Key Responsibilities:

•	Oversee the development of Verizon’s compensation policies and practices for senior management;
•	Approve corporate goals relevant to the CEO’s compensation;
•	Evaluate the CEO’s performance in light of goals and recommend his compensation to the Board;
•	Consider Verizon’s policies and practices with respect to succession planning; and
•	Review and recommend to the Board the compensation and benefits for non-employee Directors.

Nomination of Candidates for Director

The Corporate Governance and Policy Committee considers and recommends candidates for Director. The Committee reviews all nominations submitted to Verizon, including individuals recommended by shareholders, Directors or members of management. To be eligible for consideration, any proposed candidate must:

•	Be ethical;
•	Have proven judgment and competence;
•	Have professional skills and experience in dealing with a large, complex organization or in dealing with complex problems that are complementary to the background and experience represented on the Board and that meet the needs of Verizon;
•	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency; and
•	Be willing and able to devote sufficient time to fulfill his or her responsibilities to Verizon and its shareholders.

In evaluating candidates, the Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each candidate, the Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

The Committee specifically reviews the qualifications of each candidate for election or re-election, including for incumbent Directors, his or her understanding of Verizon’s businesses and the environment within which Verizon operates, attendance and participation at meetings, and independence, including any relationships with Verizon. Prior to nomination, each candidate for election must consent to stand for election, and each incumbent Director standing for re-election must provide an irrevocable, conditional resignation to the Committee. If the Director standing for re-election does not receive a majority of the votes cast for his or her election at the annual meeting, the independent members of the Board will determine whether to accept the resignation and will disclose their decision within 90 days of the certification of the election results.

After the Committee has completed its evaluation of all candidates, it presents its recommendation to the Board for consideration and approval. The Committee also discusses with the Board any candidates who were submitted to and considered by the Committee but not recommended for election or re-election as Directors.

We will report any material change to this procedure in a quarterly or annual filing with the SEC. In addition, we will make any changes to this procedure available promptly by posting that information on the Corporate Governance section of our website at www.verizon.com/investor.

Based on the process described above, the Committee recommended and the Board determined to nominate each of the incumbent Directors who are not retiring for re-election at the 2011 Annual Meeting of Shareholders. The Committee and Board concluded that each of the incumbent Directors should be nominated for re-election based on the experience, qualifications, attributes and skills identified in the biographical information contained under “Election of Directors.” The Committee and the Board assessed these factors in light of Verizon’s businesses, which provide a broad array of wireless and wireline telecommunications products and services to individuals, businesses, governments and wholesale customers in the United States and around the world.

Risk Oversight

The Board oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.

Each of the Board’s Committees also oversees the management of Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors.

Verizon has a robust enterprise risk management program. The Audit Committee oversees the operation of the Company’s enterprise risk management program, including the identification of the primary risks to the Company’s business and interim updates of those risks, and periodically monitors and evaluates the primary risks associated with particular business units and functions. The Company’s Senior Vice President – Internal Auditing, who functionally reports directly to the Audit Committee, assists the Company in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. In connection with its risk management role, at each of its meetings the Audit Committee meets privately with representatives from the Company’s independent registered public accounting firm, the Company’s Senior Vice President – Internal Auditing and the Company’s Executive Vice President and General Counsel. The Audit Committee provides reports to the Board that include these activities.

As part of its oversight of the Company’s executive compensation program, the Human Resources Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Succession Planning and Management Development

Verizon’s Board of Directors recognizes that one of its most important duties is to ensure continuity in the Company’s senior leadership by overseeing the development of executive talent and planning for the effective succession of the Company’s chief executive officer. In accordance with Verizon’s Corporate Governance Guidelines, the Board addresses CEO succession and management development on an ongoing basis throughout the year. The Board has delegated primary oversight responsibility for succession planning to the Human Resources Committee, which oversees assignments to key leadership positions at each of its meetings. The Committee reports on its activities to the full Board, which addresses succession planning during executive sessions that typically occur in connection with each regularly scheduled meeting.

In order to ensure that the succession planning and management development process supports and enhances Verizon’s strategic objectives, the Board and the Committee regularly consult with the CEO on the Company’s organizational needs, its competitive challenges, the potential of key managers and planning for future developments and emergency situations. As part of this process, the Board and Committee also routinely seek input from the Executive Vice President of Human Resources and advice from the Committee’s independent compensation consultant on related compensation issues.

The Board usually conducts its annual in-depth review of management development and succession planning for senior leader positions in conjunction with its annual strategic planning session with management. Led by the CEO and Executive Vice President of Human Resources, this review addresses the Company’s management development initiatives, assesses senior management resources and identifies individuals who are considered potential future senior executives of the Company. High potential executives are regularly challenged with additional responsibilities, new positions, promotions or similar assignments to expose them to diverse operations within the Company, with the goal of developing well-rounded and experienced senior leaders. Identified individuals are also often positioned to interact more frequently with the Board so that the Directors may get to know these executives.

Report of the Audit Committee

In the performance of our oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm Verizon’s audited financial statements for the year ended December 31, 2010 and the effectiveness of Verizon’s internal controls over financial reporting as of December 31, 2010.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Securities and Exchange Commission, the New York Stock Exchange, the Nasdaq Stock Market and Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Committee has received the written disclosures and the letter from the independent registered public accounting firm consistent with applicable Public Company Accounting Oversight Board requirements for independent registered public accounting firm communications with audit committees concerning independence and has discussed with the independent registered public accounting firm their independence.

The Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Verizon’s internal controls and the overall quality of Verizon’s financial reporting.

Based on the reviews and discussions referred to above, in reliance on management and the independent registered public accounting firm, and subject to the limitations of our role, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in Verizon’s Annual Report on Form 10-K.

Following a review of the independent registered public accounting firm’s performance and qualifications, including consideration of management’s recommendation, the Committee approved the reappointment of the independent registered public accounting firm for the fiscal year 2011.

Respectfully submitted,

Audit Committee

Donald T. Nicolaisen, Chairperson

M. Frances Keeth

Robert W. Lane

Sandra O. Moose

Thomas H. O’Brien

Clarence Otis, Jr.

Dated: March 2, 2011

Election of Directors

(Item 1 on Proxy Card)

All of the members of the Board of Directors are elected annually. The Board currently consists of 14 members, two of whom will retire the day before the 2011 Annual Meeting of Shareholders. In the future the Board may increase or decrease the size of the Board.

The Board has nominated the 12 candidates listed below for election as Directors. Information about each candidate as of March 4, 2011 is set forth below. All of these candidates currently serve as Directors of Verizon. Each candidate has consented to stand for election, and we do not anticipate that any candidate will be unavailable to serve. However, if any candidate should become unavailable before the election, the proxy committee will vote the shares it represents for a substitute named by the Board.

Verizon’s bylaws require Directors to be elected by a majority of the votes cast. Each candidate has submitted an irrevocable, conditional letter of resignation that will be considered by the Board if that candidate fails to receive a majority of the votes cast.

The Board of Directors recommends that you vote FOR each of the following candidates:

RICHARD L. CARRIÓN

Mr. Carrión, 58, has served for over 16 years as Chairman, President and Chief Executive Officer of both Popular, Inc., a diversified bank holding company, and Banco Popular de Puerto Rico, Popular’s principal bank subsidiary. Popular, Inc. is the largest financial institution based in Puerto Rico, with consolidated assets of $38.7 billion, total deposits of $26.8 billion and 8,277 employees as of December 31, 2010. In addition to his experience guiding these companies, Mr. Carrión has been a class A director of the Federal Reserve Bank of New York since January 2008. In that role, he contributes to the formulation of monetary policy, oversight of the bank’s operational risk management and the review and appointment of senior management of the bank.

As a result of his tenure as Chairman, President and Chief Executive Officer of Popular, Inc. and Banco Popular de Puerto Rico, Mr. Carrión brings to the Board a strong operational and strategic background and extensive business, leadership and management experience. In addition, Mr. Carrión’s knowledge of business and consumer services gives him insights into providing services to retail and business customers, activities that make up a significant portion of Verizon’s business. Mr. Carrión’s experience at the Federal Reserve Bank of New York also enables him to advise the Board and senior management on risk management, which is an important area for a large, complex organization like Verizon.

Mr. Carrión has served as a director of Verizon since 1997 and was a director of NYNEX Corporation from 1995 to 1997. He is a member of the Corporate Governance and Policy Committee and the Human Resources Committee. In the past five years, Mr. Carrión has also served as a director of Telecomunicaciones de Puerto Rico, Inc. and Wyeth.

M. FRANCES KEETH

Ms. Keeth, 64, was Executive Vice President, Chemicals of Royal Dutch Shell plc, an energy company, from 2005 to 2006. In this role Ms. Keeth was accountable for Shell’s global chemicals businesses, which produced $36.3 billion in third party revenue in 2006 and operated in 35 countries. During her 37-year career, Ms. Keeth held multiple positions of increasing responsibility at Shell in the finance and tax departments, including serving as Executive Vice President, Finance and Business Systems, Executive Vice President, Customer Fulfillment and Product Business Units and President and Chief Executive Officer of Shell Chemical LP, a U.S. operating company. In addition, from 1996 to 1997, Ms. Keeth was controller and principal accounting officer of Mobil Corporation.

Ms. Keeth’s extensive senior leadership experience at Shell, a complex global business organization, positions her well to advise the Board and senior management on a wide range of strategic and financial matters. Ms. Keeth brings to the Board, among other skills and qualifications, valuable business, leadership and operations management experience in a global, capital-intensive business. As a result of this experience, she is able to provide insights into many aspects of our business, including business systems, public accounting and finance. Ms. Keeth also has extensive expertise in international operations and strategic partnerships, which assists the Company in implementing our growth strategies.

Ms. Keeth has served as a director of Verizon since 2006 and is a member of the Audit Committee and the Human Resources Committee. She is also a director of Arrow Electronics, Inc. (since 2004) and Peabody Energy Corporation (since 2009).

ROBERT W. LANE

Mr. Lane, 61, served as Chairman and Chief Executive Officer of Deere & Company from 2000 to 2009. Deere & Company is an equipment manufacturer, which in 2009 had net sales and revenues of $23.1 billion and approximately 51,300 employees at October 31, 2009. During his 28 years at Deere, Mr. Lane held positions of increasing responsibility across a wide variety of domestic and foreign units. These positions included serving as President and Chief Operating Officer of the company, President of the Worldwide Agricultural Equipment Division, Chief Financial Officer of the company and President and Chief Operating Officer of Deere Credit, Inc.

Mr. Lane’s tenure as Chairman and Chief Executive Officer of Deere & Company and as a senior executive in several of its business units provides him with valuable business, leadership and management experience, including experience leading a large, complex organization with global operations. This background gives him a global perspective that positions him well to advise the Board and senior management on implementing the Company’s growth strategies. Mr. Lane also brings to the Board a strong background in manufacturing, marketing, operations and finance.

Mr. Lane has served as a director of Verizon since 2004 and is a member of the Audit Committee and the Human Resources Committee. He is also a director of General Electric Company (since 2005) and Northern Trust Corporation (since 2009) and a member of the supervisory board of BMW AG (since 2009). In the past five years, Mr. Lane has served on the board of Deere & Company as its Chairman.

LOWELL C. MCADAM

Lowell C. McAdam, 56, is President and Chief Operating Officer of Verizon Communications Inc. Prior to assuming this position in October 2010, Mr. McAdam held key executive positions at Verizon Wireless from its inception in 2000 and was instrumental in building Verizon Wireless into an industry-leading wireless provider. He was President and Chief Executive Officer of Verizon Wireless from 2007 until being named to his current position, and before that served as the company’s Executive Vice President and Chief Operating Officer. Before the formation of Verizon Wireless, Mr. McAdam held executive positions with PrimeCo Personal Communications, a joint venture owned by Bell Atlantic and Vodafone AirTouch, AirTouch Communications and Pacific Bell.

As a result of his extensive experience in the telecommunications industry and his pivotal role in the development of Verizon Wireless, Mr. McAdam is well-positioned to advise the Board about the competitive challenges and opportunities that Verizon faces in both the wireless and wireline sectors. His day-to-day management of the Company also gives him invaluable insight into Verizon’s business operations and strategic issues that are considered by the Board.

Mr. McAdam has served as a Director of Verizon since March 2011. Mr. McAdam has been a member of the Board of Representatives of Verizon Wireless since 2003 and has served as its Chairman since September 2010.

SANDRA O. MOOSE

Dr. Moose, 69, is President of Strategic Advisory Services LLC, a consulting firm. She was Senior Vice President and Director of The Boston Consulting Group, Inc. (BCG) until 2004. At BCG, Dr. Moose provided strategic planning, operational effectiveness and related consulting services to global clients in a variety of industries, including consumer and industrial goods, financial services and telecommunications, over a 35-year career. Dr. Moose was a principal founder of BCG’s Financial Services practice and a key contributor in the development of the firm’s early management concepts. She led BCG’s New York office from 1988 to 1998 and was Chair of the East Coast region, which accounted for approximately 20% of BCG’s overall revenues, from 1994 to 1999.

Dr. Moose’s experience at BCG as a strategic advisor to diverse clients enables her to advise the Board and senior management on key issues of corporate strategy, including with respect to global growth strategies, consumer goods and telecommunications issues. In addition to her strategic planning expertise, Dr. Moose has been the chair or presiding director of several public companies and several charitable organizations, which has given her extensive expertise in corporate governance. Dr. Moose also brings to the Board substantial financial expertise and insights into the views of institutional investors, which are important to Verizon as a public company.

Dr. Moose has served as a director of Verizon since 2000 and was a director of GTE Corporation from 1978 to 2000. She is Presiding Director, Chairperson of the Corporate Governance and Policy Committee and a member of the Audit Committee. Dr. Moose is also Chairperson of the Board of Trustees of Natixis Advisor Funds (where she has served as a trustee of the funds and their predecessors since 1982) and Loomis Sayles Funds (where she has served as a trustee since 2003) and a director of The AES Corporation (since 2004). In the past five years, Dr. Moose has served on the board of Rohm and Haas Company as its lead director.

JOSEPH NEUBAUER

Mr. Neubauer, 69, is Chairman and Chief Executive Officer of ARAMARK Holdings Corporation, a professional services company, and has served in those roles with ARAMARK and its predecessors for over 25 years. ARAMARK’s approximately 254,000 employees provide food, hospitality, facility and uniform services in 22 countries and generated $12.6 billion in revenue during its 2010 fiscal year. Mr. Neubauer joined ARAMARK’s predecessor, ARA Services, in 1979 as Executive Vice President of Finance and Development, Chief Financial Officer and a Director. He was elected President in 1983, Chief Executive Officer in 1983 and Chairman in 1984.

During his long tenure as Chairman and Chief Executive Officer of ARAMARK, Mr. Neubauer has gained business and management experience leading a large, complex organization with international operations and a large, diverse workforce. This experience gives him a thorough understanding of many important issues facing Verizon. Mr. Neubauer brings to the Board, along with other skills and qualifications, extensive expertise in corporate finance, strategy and development. His strong background in hospitality and professional services, as well as his in-depth knowledge of consumer services, give Mr. Neubauer insights on reaching retail and business customers, which is critical to Verizon’s success.

Mr. Neubauer has served as a director of Verizon since 1995 and is Chairperson of the Human Resources Committee. He is also a director of Macy’s, Inc. (since 1992). In the past five years, Mr. Neubauer has served as a director of Wachovia Corporation, the chairman of ARAMARK Corporation, and a director of CIGNA Corporation.

DONALD T. NICOLAISEN

Mr. Nicolaisen, 66, was Chief Accountant of the U.S. Securities and Exchange Commission from 2003 to 2005. In that role, Mr. Nicolaisen was responsible for establishing and enforcing accounting and auditing policy applicable to all U.S. reporting companies and for improving the professional performance of public company auditors. Prior to joining the SEC, he was a Partner in PricewaterhouseCoopers and its predecessors, which he joined in 1967. At PricewaterhouseCoopers, Mr. Nicolaisen served on the firm’s global and international boards, led the firm’s national office for accounting and SEC services from 1988 to 1994, led the firm’s financial services practice, and was responsible for auditing and providing risk management advice to large, complex multinational firms.

Mr. Nicolaisen brings to the board a range of experience in leadership positions in both the public and private sector. His extensive experience as Chief Accountant at the SEC, an outside strategic advisor to multi-national companies and a senior leader of one of the world’s largest accounting firms enables him to advise the Board and senior management on accounting matters, government relations and public policy. Mr. Nicolaisen’s unique financial and accounting background also provides financial expertise to the Board, including an in-depth understanding of risk management, corporate finance and accounting, as well as the numerous issues facing a public reporting company.

Mr. Nicolaisen has served as a director of Verizon since 2005 and is Chairperson of the Audit Committee and a member of the Corporate Governance and Policy Committee. He is also a director of MGIC Investment Corporation (since 2006), Morgan Stanley (since 2006) and Zurich Financial Services (since 2006).

CLARENCE OTIS, JR.

Mr. Otis, 54, has been Chairman of Darden Restaurants, Inc., a restaurant holding company, since 2005 and Chief Executive Officer since 2004. Darden Restaurants is the largest company-owned and operated full-service restaurant company in the world. As of May 31, 2010, the company’s 174,000 employees operated 1,824 restaurants in the United States and Canada and generated fiscal 2010 sales of $7.1 billion. Mr. Otis joined Darden in 1995 as Vice President and Treasurer and held positions of increasing responsibility, including serving as Chief Financial Officer from 1999 until 2002, Executive Vice President from 2002 to 2004, and President of Smokey Bones Barbeque & Grill, a restaurant concept formerly owned and operated by Darden Restaurants, from 2002 to 2004. In addition, Mr. Otis has served as a class B director of the Federal Reserve Bank of Atlanta since January 2010. In that role, he contributes to the formulation of monetary policy, oversight of the bank’s operational risk management and the review and appointment of senior management of the bank.

Mr. Otis brings to the Board, among other skills and qualifications, a strong background in consumer services, retail operations and finance, which are critical areas for Verizon. He has extensive business, leadership and management experience. Mr. Otis leads a complex organization with a large, diverse workforce, which gives him a thorough understanding of many of the operational challenges Verizon faces. In addition, as a result of his experience at the Federal Reserve Bank of Atlanta, Mr. Otis is positioned well to advise the Board and senior management on risk management, which is an important area for a large, complex organization like Verizon.

Mr. Otis has served as a director of Verizon since 2006 and is a member of the Audit Committee and the Human Resources Committee. He has been a director of Darden Restaurants since 2004 and Chairman since 2005. He is also a director of VF Corporation (since 2004). In the past five years, Mr. Otis has served as a director of St. Paul Travelers Companies, Inc.

HUGH B. PRICE

Mr. Price, 69, is a Visiting Professor and Lecturer at the Woodrow Wilson School of Public and International Affairs at Princeton University and Non-Resident Senior Fellow at The Brookings Institution, an independent research and policy institute. Mr. Price was President and Chief Executive Officer of the National Urban League from 1994 until 2003. During that time, Mr. Price restructured its board of directors, developed a new mission for the League and established its research and policy center. Following his work at the National Urban League, Mr. Price was Senior Advisor of DLA Piper Rudnick Gray Cary US LLP from 2003 to 2005 and a Non-Resident Senior Fellow of the Economic Studies Program at The Brookings Institution from 2006 to 2008. He accepted his current position at Princeton University in 2008. Prior to joining the National Urban League, Mr. Price held a variety of positions in journalism, law and public interest organizations, including serving on the Editorial Board of The New York Times.

Mr. Price brings to the Board, among other skills and qualifications, a wide range of experience in leadership positions in both the private and non-profit sectors. As a result of his experience at the National Urban League and the Brookings Institution, Mr. Price is able to advise the Board and senior management on economic, government and public interest issues. His extensive management and leadership experience enables him to provide insights on corporate governance matters. He also has expertise in strategic planning, operations management and business services, which are critical issues for Verizon.

Mr. Price has served as a director of Verizon since 1997 and was a Director of NYNEX Corporation from 1995 to 1997. He is a member of the Corporate Governance and Policy Committee. Mr. Price is also a director of MetLife, Inc. (since 1999) and Metropolitan Life Insurance Company (since 1994).

IVAN G. SEIDENBERG .

Mr. Seidenberg, 64, is Chairman and Chief Executive Officer of Verizon Communications Inc. Mr. Seidenberg has led Verizon since its inception, first as co-Chief Executive Officer in 2000, then as sole Chief Executive Officer since 2002 and as Chairman since 2004. Mr. Seidenberg began his career over 40 years ago with a predecessor of Verizon, holding positions of increasing responsibility, including serving as Chairman and Chief Executive Officer of NYNEX Corporation, then Bell Atlantic Corporation, both predecessors of Verizon. Mr. Seidenberg was instrumental in forming Verizon through a number of mergers and acquisitions, including Bell Atlantic and NYNEX (1997), GTE Corporation (2000) and MCI, Inc. (2006). He also helped create what is now Verizon Wireless in 1999 by bringing together the assets of Bell Atlantic Mobile, GTE Wireless and the U.S. properties of Vodafone AirTouch.

Mr. Seidenberg brings to the Board a unique understanding of our strategies and operations through his many years of service in the telecommunications industry. Mr. Seidenberg serves a key leadership role on the Board, providing the Board with an in-depth knowledge of the Company’s business, industry, challenges and opportunities. His extensive leadership and corporate governance experience enables Mr. Seidenberg to play a key role in all matters involving our Board and positions him well to act not only as the Board’s Chairman, but also as the principal intermediary between management and the independent members of our Board.

Mr. Seidenberg has served as a director of Verizon since 1997 and was a director of NYNEX Corporation from 1991 to 1997. Mr. Seidenberg is also a director of BlackRock, Inc. (since January 2011). In the past five years, he has also served as a director of Honeywell International Inc. and Wyeth.

RODNEY E. SLATER

Mr. Slater, 56, was the U.S. Secretary of Transportation from February 1997 to January 2001. In that position, Mr. Slater was responsible for overseeing national transportation policy, encouraging intermodal transportation, negotiating international transportation agreements and assuring the fitness of U.S. airlines. Prior to his appointment as Secretary of Transportation, from 1993 to 1997, Mr. Slater was the Administrator of the Federal Highway Administration, which provides financial and technical support for constructing, improving and preserving the U.S. highway system. He has been a Partner with Patton Boggs LLP, a law firm, since 2001, focusing his practice in the areas of transportation and infrastructure and public policy.

Mr. Slater’s experience as the U.S. Secretary of Transportation and as the Administrator of the Federal Highway Administration positions him well to provide oversight to our Company, which operates in a highly regulated industry, and to advise the Board and senior management on logistics, strategic partnerships, government relations and public policy. Each of these areas is an important focus for Verizon and has a fundamental impact on the way the Company operates. Mr. Slater also brings to the Board his experience guiding clients in developing infrastructure, as well as insights on the role of law in our business.

Mr. Slater has served as a director of Verizon since 2010 and is a member of the Corporate Governance and Policy Committee. He is also a director of Delta Air Lines, Inc. (since 2008), Kansas City Southern (since 2001) and Transurban Group (since 2009). In the past five years, Mr. Slater has served as a director of ICx Technologies, Inc. and Northwest Airlines Corporation.

JOHN W. SNOW

Dr. Snow, 71, is President of JWS Associates, LLC, a consulting firm. He was the U.S. Secretary of the Treasury from February 2003 to June 2006. In that position, Dr. Snow was responsible for managing the finances of the U.S. Government, promoting economic growth and ensuring the safety and soundness of the U.S. and international financial systems. Prior to his appointment as Secretary of the Treasury, from 1989 to 2002, Dr. Snow was the Chairman and Chief Executive Officer of CSX Corporation, which operated the largest rail network in the eastern United States and provided intermodal transportation, domestic container shipping and international marine terminal services. As of December 31, 2002, CSX Corporation had over $8 billion in annual operating revenues, $20 billion in assets and approximately 40,000 employees. He currently serves as the non-executive Chairman of Cerberus Capital Management, L.P., a private investment fund.

As a result of his position as Chairman of a leading private investment firm, former position as Secretary of the Treasury, former chairman and CEO of a publicly-traded company and other appointments and positions, Dr. Snow brings to the Board experience and expertise in many areas that directly relate to Verizon’s business. Dr. Snow’s experience managing a large, complex, capital-intensive public company positions him well to advise the Board and senior management on many of the operational challenges Verizon faces. Through his government service and other positions, he has also developed expertise in the areas of regulation, public policy and risk management, which are critical areas for Verizon.

Dr. Snow has served as a director of Verizon since 2007 and from 2000 to 2003 and was a director of GTE Corporation from 1998 to 2000. He is a member of the Corporate Governance and Policy Committee and the Human Resources Committee. Dr. Snow is also a director of Marathon Oil Corporation (since 2006), AMERIGROUP Corporation (since August 2010) and International Consolidated Airlines Group, S.A. (since September 2010).

Ratification of Appointment of

Independent Registered Public Accounting Firm

(Item 2 on Proxy Card)

The Audit Committee of the Board considered the performance and qualifications of Ernst & Young LLP, and has reappointed the independent registered public accounting firm to examine the financial statements of Verizon for the fiscal year 2011 and to examine the effectiveness of internal control over financial reporting.

Verizon paid the following fees to Ernst & Young for services rendered during fiscal year 2010 and 2009:

	2010	2009
Audit fees:	$23.4 million	$25.4 million
Audit-related fees:	$5.0 million	$5.1 million
Tax fees:	$5.0 million	$5.0 million
All other fees:	$0.4 million	$0.5 million

Audit fees include the financial statement audit, the audit of the effectiveness of the Company’s internal control over financial reporting required by the Sarbanes-Oxley Act of 2002, as well as financial statement audits required by statute for our foreign subsidiaries or by regulatory agencies in the United States. Audit-related fees primarily include audits of other subsidiaries, employee benefit plan audits, reviews of controls over data processing and other services provided to customers, as well as other audit and due diligence procedures performed in connection with acquisitions or dispositions. Tax fees primarily consist of federal, state, local and international tax planning and compliance. All other fees primarily consist of support services to certain Verizon expatriate employees and other advisory services. The Committee considered, in consultation with management and the independent registered public accounting firm, whether the provision of these services is compatible with maintaining the independence of Ernst & Young.

The Committee has established policies and procedures regarding pre-approval of services provided by the independent registered public accounting firm. At the beginning of the fiscal year, the Committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The Committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Committee receives a report at each meeting on the status of services provided or to be provided by the independent registered public accounting firm and the related fees.

The affirmative vote of a majority of the shares cast at the annual meeting is required to ratify the reappointment of Ernst & Young for the 2011 fiscal year. If this appointment is not ratified by the shareholders, the Committee will reconsider its decision.

One or more representatives of Ernst & Young will be at the 2011 Annual Meeting of Shareholders. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR ratification.

Advisory Vote Related to Executive Compensation

(Item 3 on Proxy Card)

Verizon’s Board of Directors is committed to excellence in governance. As part of that commitment, the Board provided Verizon’s shareholders with the opportunity to cast an advisory vote related to executive compensation at our 2009 and 2010 Annual Meeting of Shareholders.

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, now mandates that we provide our shareholders with a non-binding advisory vote, referred to as a “say-on-pay vote,” to approve the compensation of our named executive officers as disclosed in this proxy statement.

The Human Resources Committee of the Board has overseen the development of a compensation program that focuses on promoting a performance-based culture which links the interests of management and shareholders. The compensation program is described more fully in the “Executive Compensation” section of this proxy statement, including the “Compensation Discussion and Analysis” and the related tables and narrative.

As described in those sections, we believe that the compensation of our named executive officers:

•	Balances short-term and longer-term compensation opportunities to provide incentives to meet short-term business objectives while continuing to produce value for Verizon’s shareholders over the long term;

•	Is closely aligned with Verizon’s strong performance over the last one and three years and reflects our performance-based culture; and

•	Is structured to reflect best practices in governance and executive compensation, including:

o	No executive employment agreements;

o	No guaranteed pension and supplemental retirement benefits;

o	No executive perquisite allowances;

o	No tax gross-up payments;

o	A policy that enables the company to recapture and cancel incentive compensation received by an executive who has engaged in financial misconduct;

o	A policy prohibiting the Committee’s independent compensation consultant from doing any other work for the Company; and

o	A requirement that executive officers maintain certain stock ownership levels (described on page 43).

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.”

While the resolution is non-binding, the Board values the opinions that shareholders express in their votes and in any additional dialogue. The Board and the Committee will consider the outcome of the vote and those opinions when making future compensation decisions.

The Board of Directors recommends that you vote FOR this proposal.

Advisory Vote on Frequency of

Future Advisory Votes Related to Executive Compensation

(Item 4 on Proxy Card)

The Dodd-Frank Act also mandates that we provide shareholders with the opportunity to cast a non-binding, advisory vote on whether a say-on-pay vote on the compensation of our named executive officers should be held every one, two or three years.

In 2007, Verizon’s Board adopted its current policy to include an advisory vote related to executive compensation on the ballot at each annual meeting beginning in 2009. Consistent with this policy, the Board is recommending that shareholders vote in favor of holding future say-on-pay votes every year.

You may cast your vote on your preferred voting frequency by choosing the option of once every year, once every two years or once every three years, or you may abstain from voting, on the resolution set forth below.

“RESOLVED, that the shareholders of the Company determine, on an advisory basis, that the preferred frequency with which the shareholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers as set forth in the Company’s proxy statement is:

Option 1 – once every year;

Option 2 – once every two years;

Option 3 – once every three years; or

Option 4 – abstain from voting.”

Although this vote is advisory and not binding, the Board will carefully review the results of the vote in making a determination as to the frequency of future say-on-pay votes.

The Board recommends that you vote FOR Option 1 (once every year).

Shareholder Proposals

(Items 5–8 on Proxy Card)

We have been advised that the shareholders submitting the proposals or their representatives intend to present the following proposals at the annual meeting. The Board of Directors has concluded that it cannot support these proposals for the reasons stated.

Item 5 on Proxy Card:

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owner of 424 shares of the Company’s common stock, proposes the following:

RESOLVED:    “That the stockholders of Verizon assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted.”

REASONS:    “Full disclosure on these matters is essential at Verizon because of its many dealings with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies.”

“If you AGREE, please mark your proxy FOR this resolution.”

BOARD OF DIRECTORS’ POSITION

Verizon recruits and engages employees and outside professionals on the basis of their qualifications, expertise and integrity. When Verizon hires a former government employee, both Verizon and the employee are subject to federal, state and local laws that regulate the activities of former government officials. In addition, Verizon’s Code of Conduct requires employees to avoid relationships and activities that might impair, or even appear to impair, the employee’s ability to act in the best interests of Verizon.

SEC rules already require that Verizon publicly disclose the business experience during the past five years of all directors and executive officers, including any government positions held during this period. In addition, the federal Lobbying Disclosure Act requires anyone registered to lobby on behalf of Verizon to disclose any senior federal government positions they held during the preceding 20 years. But this proposal unnecessarily and very significantly broadens the information-gathering task to any outside consultant or legal counsel, all of whom are subject to federal, state and local laws that regulate the activities of former government officials. Gathering this information with respect to all of the additional people covered by the proposal would require substantial financial and other resources. Given the disclosures Verizon already makes and the restrictions imposed by applicable laws and Verizon’s corporate policies, the Board does not believe that the proposed report would provide any meaningful additional information to Verizon’s shareholders.

The Board of Directors recommends that you vote AGAINST this proposal.

Item 6 on Proxy Card:

The Association of BellTel Retirees Inc., 181 Main Street/PO Box 33, Cold Spring Harbor, New York 11724, owner of 214 shares of the Company’s common stock, proposes the following:

RESOLVED, the stockholders of Verizon hereby urge the Board to adopt a policy whereby future grants of long-term incentive awards to senior executive officers in the form of Performance Share Units will vest and become payable only if Total Shareholder Return equals or exceeds the median performance of the Related Dow Peers, or whatever peer index the Board deems most appropriate.

SUPPORTING STATEMENT

Performance Share Units (PSUs) should not vest or pay out, we believe, unless Verizon’s stock performance (TSR) is at least equal to or above the median relative to the company peer index selected by the Board.

Each year the Company’s executive officers receive long-term equity awards with a potential cash payout between six and ten times base salary. These equity performance grants are divided between PSUs (60%) and Restricted Stock Units (40%). CEO Ivan Seidenberg is an exception, as he receives 100% of long-term equity in the form of PSUs.

While we commend the Board for tying the majority of equity compensation to the relative performance of Verizon’s stock, we believe large pay-outs for below-median performance as low as the bottom 26th percentile does not adequately align pay with performance.

The problem is that PSUs pay out at 50% of Target for relative Total Shareholder Return (TSR) at the bottom 26th percentile (that is, if Verizon performs as low as 25th among the 34 Related Dow Peers). Last year ISS Proxy Advisory Services recommended a vote for this resolution, stating: “the design of the [PSU] program will provide a significant 50% payment for performance that approximates the 25th percentile.”

The Corporate Library’s 2008 update on “Pay for Failure” companies reported that for the performance cycles ending in 2008 and 2009, Verizon “would have to perform below the 20th percentile for executives to receive nothing.”

For example, the CEO’s Target Award for the 2009-2011 PSU grant is $11 million. He receives 50% of Target ($5.5 million) if Verizon’s TSR ranks as low as 25th among the 34 Dow Peers – nearly bottom quartile performance. At the high end, Seidenberg receives 200% of Target ($22 million) if Verizon ranks among the top four (88th percentile or better).

The low performance bar for PSUs seems particularly unjustified because senior executives (except Mr. Seidenberg) receive 40% of their long-term “performance pay” in restricted stock (RSUs). RSUs vest after three years regardless of performance. And although the Board justifies RSUs as a “retention-oriented award,” RSUs vest immediately and pay out if the executive retires or is terminated without cause or within 12 months after a change in control (10Q April 2010).

The “Board of Directors’ Position” in the 2010 Proxy acknowledges that “to earn 100% of the target number of PSUs,” Verizon’s “TSR over the three-year performance cycle must rank at least 16th” among the 34 Dow Peers, which is barely above the median. The Board also fails to mention that senior executives can still receive 50% of the target award for relatively poor performance as low as the 26th percentile.

Please vote FOR this proposal.

BOARD OF DIRECTORS’ POSITION

The Human Resources Committee of the Board of Directors believes that the compensation opportunities provided to Verizon’s senior executives should be competitive with Verizon’s peer companies and reward executives for achieving short-term business goals and creating sustainable shareholder value. Verizon’s executive compensation program focuses extensively on variable, performance-based compensation. Incentive-based pay represents approximately 90% of a Verizon senior executive’s total compensation opportunity each year, with about 70% tied to Verizon’s equity performance over a three-year period and the remaining 20% tied to the achievement of challenging annual performance metrics.

The performance goals established for the performance stock units (PSUs), which constituted 100% of the CEO’s, and 60% of the other senior executives’, 2010 long-term incentive compensation, are designed so that, when combined with an executive’s base salary and target short-term incentive payment, above-median stock performance relative to our peer companies is required in order to achieve median pay. The Committee has conducted rigorous design testing intended to ensure that the threshold and maximum opportunities available under the PSUs are appropriately correlated with resulting total compensation to align pay and performance. By focusing on a single component of Verizon’s executive compensation program – the performance goals established for the PSUs – without considering the long-term incentive award’s role in the total compensation opportunity provided by the program, the proposal would, in the Committee’s opinion, have the effect of severing the link between pay and performance and delivering compensation that is not competitive with Verizon’s peer companies.

In addition, the proposal appears to suggest an all-or-nothing approach to the vesting of PSUs, with no vesting below median performance and 100% or more vesting at or above median performance. In other words, whether an executive receives no payment with respect to an award or receives 100% of the award would in some cases depend on whether the Company improved by a single place in the total shareholder return ranking of 34 companies. Because so much of Verizon’s total compensation program is performance based, the program design suggested by the proposal could significantly increase the incentives to engage in risky behavior to increase total shareholder return at the end of an award cycle.

The Human Resources Committee believes that Verizon’s overall compensation program is well-designed to achieve the objectives of aligning the interests of management and shareholders, promoting short-term and long-term growth and attracting, retaining and motivating high-performing executives. Imposing arbitrary and subjective limitations on the Committee’s discretion to structure the terms of the long-term incentive portion of the overall compensation program, as the proposal suggests, would unduly restrict the Committee’s ability to design and administer a competitive compensation program to best address the interests of Verizon and its shareholders.

The Board of Directors recommends that you vote AGAINST this proposal.

Item 7 on Proxy Card:

The International Brotherhood of Electrical Workers’ Pension Benefit Fund, 900 Seventh Street, N.W., Washington, D.C. 20001, owner of 140,700 shares of the Company’s common stock, proposes the following:

RESOLVED: That the stockholders of Verizon Communications (“the Company”), assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the contested election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

SUPPORTING STATEMENT

Cumulative voting means that each shareholder may cast as many votes as equal the number of shares held, multiplied by the number of directors to be elected. Each shareholder may cast all such cumulated votes for a single candidate or split votes between one or more candidates, as each shareholder sees fit.

We believe that cumulative voting increases the possibility of electing at least one director with a viewpoint independent of management. In our opinion, this will help achieve the objective of the board representing all shareholders.

We urge our fellow shareholders to vote yes for cumulative voting and the opportunity to enhance our Board with a more independent perspective.

BOARD OF DIRECTORS’ POSITION

Verizon strongly believes in shareholder democracy. At the present time, each share of Verizon common stock has one vote, and each candidate for Director must receive a majority of the votes cast to be elected to the Board. The entire Board of Directors is elected annually. Verizon adopted majority voting at the request of our shareholders, and the Board believes that this is the most equitable system for electing Directors.

The proponent suggests that cumulative voting is necessary to provide for “at least one director with a viewpoint independent of management.” However, of the Directors nominated for election at the Annual Meeting of Shareholders, 10 are independent of management under the standards established by The New York Stock Exchange and The Nasdaq Stock Market, as well as Verizon’s Corporate Governance Guidelines, which include more stringent independence standards than those of the exchanges. In addition, the candidates were recommended by the Corporate Governance and Policy Committee, which is composed entirely of independent Directors. As a result, the significant majority of Director candidates already has a “viewpoint independent of management.”

Contrary to the proponent’s assertion that cumulative voting would “help achieve the objective of the board representing all shareholders,” cumulative voting would permit special interest groups to leverage their voting power and elect one or more Directors. The Board is concerned that a Director elected by a “special interest” constituency may base decisions on the interests of the group responsible for his or her election rather than acting in the best interests of Verizon and all of its shareholders. In other words, cumulative voting is unlikely to lead to an independent viewpoint – it is likely to lead to a viewpoint that is aligned with a narrow special interest rather than the interests of Verizon’s shareholders as a whole.

The Board of Directors firmly believes that the present system best assures that the elected directors will represent and act in the interests of all shareholders, and not just a particular group, and that this proposal is not in the best interests of Verizon and its shareholders.

The Board of Directors recommends that you vote AGAINST this proposal.

Item 8 on Proxy Card:

Kenneth Steiner, 14 Stoner Avenue, Apt. 2M, Great Neck, New York 11021, owner of 1,809 shares of the Company’s common stock, proposes the following:

8 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 15% of our outstanding common stock (or the lowest percentage permitted by law above 15%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by law) in regard to calling a special meeting that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowner input on the timing of shareowner meetings is especially important during a major restructuring – when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 60% support at the following companies: CVS Caremark, Sprint Nextel, Safeway, Motorola and R.R. Donnelley.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

The Corporate Library, www.thecorporatelibrary.com, an independent investment research firm rated our company “D” with “High Governance Risk” and “Very High Concern” in executive pay – $29 million for Dennis Strigl, $17 million for Ivan Seidenberg and $10 million for Lowell McAdam.

Our company gave special performance stock units (PSUs) and restricted stock units outside the scope of our company’s long-term incentive plan. Our Executive Pay Committee had discretion to increase our CEO’s long-term incentive pay due to subjective criteria. The PSU’s covered a three-year performance period, which was not long-term. CEO ownership guideline of 5-times base salary should be 10-times.

Six of our 13 directors had 13 to 23 years long-tenure. Independence tends to decline as tenure goes up. Joseph Neubauer was our highest negative vote-getter and was allowed to continue as Chairman of our Executive Pay Committee. Our newest director, Rodney Slater, was already our second highest negative vote-getter.

Our management deleted the title of the proposal on this topic in our 2010 voting materials without the authorization of the Securities and Exchange Commission which is the rule. I believe management’s motivation for this stunt was to understate the high level of support for this topic.

Please encourage our board to respond positively to this proposal in order to initiate improved governance and turnaround the above type practices: Special Shareowner Meetings – Yes on 8.

BOARD OF DIRECTORS’ POSITION

Verizon’s Board of Directors believes that this proposal is unnecessary because Verizon’s shareholders already have a meaningful right to call a special meeting. Under Verizon’s bylaws, any shareholder who owns at least 10%, or multiple shareholders who together own at least 25%, of Verizon’s stock may call a special meeting of shareholders. There are only limited circumstances under which a special meeting requested in accordance with the Bylaws would not occur, each of which is designed to prevent costly meetings that are unnecessary because they cannot result in legal action or because shareholders have recently had or will soon have an opportunity to address issues. These circumstances are:

•	the stated business of the special meeting is not a proper subject for shareholder action under Delaware law;
•	the stated business either will be taken up at a shareholder meeting called by the Board to be held within 90 days or was already taken up at a shareholder meeting held within the past 90 days; or
•	the request is made during the period beginning when shareholders may propose business for the Company’s annual meeting and ending at the annual meeting (in this case shareholders already have an opportunity to propose business for the annual meeting without forcing the Company to incur the expense of a special meeting).

A special meeting of shareholders is an extraordinary event that is both expensive and time-consuming. The proponent has submitted a proposal addressing this topic in each of the past four years. Last year the shareholders rejected a proposal that specified a 10% ownership threshold. Now the proponent has requested that Verizon implement a 15% ownership threshold without providing any explanation as to why the higher threshold would be more appropriate for Verizon. The Board has carefully considered this issue in each of the past four years and firmly believes that the ownership thresholds and the common sense safeguards contained in Verizon’s current bylaw provision strike an appropriate balance between the right of shareholders to call a special meeting and the interests of Verizon and its shareholders in promoting the appropriate use of company resources.

The Board of Directors recommends that you vote AGAINST this proposal.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement and the Company’s Annual Report on Form 10-K.

Respectfully submitted,

Human Resources Committee

Joseph Neubauer, Chairperson

Richard L. Carrión

M. Frances Keeth

Robert W. Lane

Clarence Otis, Jr.

John W. Snow

John R. Stafford

Dated: March 2, 2011

Executive Compensation

Introduction

The Human Resources Committee oversees the development and implementation of the total compensation program for Verizon’s named executive officers. Throughout the discussion and analysis of compensation, we refer to the Board of Directors as the Board and the Human Resources Committee as the Committee.

For 2010, Verizon’s named executive officers were:

Ivan G. Seidenberg	Chairman and Chief Executive Officer
Lowell C. McAdam	President and Chief Operating Officer
Virginia P. Ruesterholz	Executive Vice President and President, Verizon Services Operations
Daniel S. Mead	Executive Vice President and President and Chief Executive Officer of Verizon Wireless Joint Venture
Francis J. Shammo*	Executive Vice President and Chief Financial Officer
John F. Killian*	Former Executive Vice President and Chief Financial Officer

*	Mr. Killian ceased to serve as Chief Financial Officer on November 1, 2010, when Mr. Shammo assumed that position. Mr. Killian retired from the Company on December 31, 2010.

2010 Company Operations and Key Management Changes

During 2010, Verizon continued to take significant steps in its strategic transformation to deliver the best wireless and broadband experience, further focusing Verizon’s asset base around its fastest growing businesses – wireless, FiOS fiber-optic services and other broadband development and global internet protocol networks. These include the following strategic successes:

•	Verizon Wireless launched a fourth generation broadband network based on long-term evolution technology (LTE), which covers over 110 million Americans and is the world’s first large-scale LTE network.
•

Verizon Wireless developed a smartphone franchise around the Android operating system, which has been so successful that smartphone penetration within the Verizon Wireless customer base has increased from 14.6% in November 2009 when the first Android-based smartphone was introduced, to 26.1% as of December 31, 2010.

•

Verizon successfully completed the spin off of assets and liabilities of local exchange and related business assets in predominantly rural areas in 14 states to Frontier Communications Corporation. This transaction focused the Company’s wireline operations primarily in densely populated areas, approximately 60% of which have access to Verizon’s broadband FiOS product offering.

In addition, under the leadership of its management team, Verizon delivered strong financial and operating results in 2010 despite a challenging economic environment. Highlights of Verizon’s 2010 performance and notable achievements include the following:

•	Free cash flow totaled $16.9 billion, up 16.4% from the prior year;
•	$2.20 in adjusted earnings per share;
•	$2.5 billion in net income attributable to Verizon;
•	$106.6 billion in consolidated total revenue;
•	Verizon increased its stock dividend by 2.6% and returned $1.85 per share to investors through the Frontier transaction;
•	Verizon’s total return for 2010 ranked 217th among the companies in the Standard & Poor’s 500 Index and 10th among the Related Dow Peers;
•	2.0 million wireless net retail customer additions (non-acquisition related); and
•	4.1 million in FiOS broadband customers and 3.5 million in FiOS video customers as of December 31, 2010.

During 2010, the Committee also oversaw key changes in the senior management team reflecting our ongoing succession planning efforts. Mr. McAdam became our President and Chief Operating Officer in October 2010 – a critical step in the succession planning efforts for when Mr. Seidenberg retires. Mr. Shammo became our Executive Vice President and Chief Financial Officer, replacing Mr. Killian who retired on December 31, 2010 after a long and distinguished career with Verizon. Mr. Mead became our Executive Vice President and the President and Chief Executive Officer of Verizon Wireless, replacing Mr. McAdam in that position.

Role and Function of the Compensation Committee

The Committee oversees all aspects of the compensation program for Verizon’s named executive officers, except that the compensation of Mr. Seidenberg is approved by the independent members of the Board after reviewing and considering the Committee’s evaluation and recommendations. The Committee generally evaluates and approves each element of the other named executive officers’ compensation.

The Committee has the sole authority to retain and to terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Committee has retained Pearl Meyer & Partners as its consultant (the “Consultant”). The Consultant advises the Committee on all matters related to the compensation of the named executive officers and assists the Committee in interpreting the Consultant’s data as well as data received from the Company. The Consultant participates in all Committee meetings. The Committee holds an executive session with the Consultant each time it meets. No members of management are present at the executive sessions.

The Committee’s policy does not permit its Consultant to do any work for the Company while that firm is acting as the Committee’s consultant. In compliance with the terms of this policy, neither Pearl Meyer & Partners nor its affiliates have performed any work for the Company or any Company affiliate since the date it was retained by the Committee in 2006.

The Committee makes an independent determination on all matters related to the compensation of the named executive officers. In making its determination, the Committee may seek the CEO’s views on whether the existing compensation policies and practices continue to support the Company’s business objectives, appropriate performance goals, the Company’s performance and the contributions of the other named executive officers to that performance.

The Committee may also consult with the Executive Vice President of Human Resources on matters related to the design, administration and operation of the Company’s compensation program. The Committee has delegated administrative responsibility for implementing its decisions on compensation and benefits matters to the Executive Vice President of Human Resources. He reports to the Committee on the actions he has taken under this delegation.

At the request of the Committee, in 2010 management and the Consultant continued their annual shareholder outreach program with the Company’s large institutional investors to discuss the design and operation of Verizon’s executive compensation program. Management and the Consultant participated in conference calls with certain large institutional investors and provided a detailed report to the Committee on the results of those calls. In addition, the Committee regularly monitors best practices and emerging trends in executive compensation. After taking into account these discussions and this information, the Committee determines whether it should make changes to the compensation program.

Compensation Discussion and Analysis

Executive Summary

Summary of Key 2010 Compensation Decisions

The Committee took Verizon’s accomplishments in 2010 into account in making the following key compensation decisions:

•

2010 Base Salary and Target Incentive Opportunities.  During 2010, the Committee reviewed competitive market pay practices to determine whether base salary increases and increases in target short-term and long-term incentives were advisable, particularly in light of several key promotions within the management team during the last quarter of 2010. After considering this information and the roles and responsibilities for each executive following promotion, the Committee determined to increase the base salaries for Messrs. McAdam, Mead and Shammo in recognition of their new roles. Our other named executive officers, including Mr. Seidenberg, did not receive a salary increase in 2010. Mr. McAdam’s target short-term and long-term incentive award values were also increased in connection with his new role. The target short-term and long-term incentive award values for our other named executive officers (expressed as a percentage of each of their respective base salary levels) did not increase.

•

2010 Short-Term Incentive Awards.  Based on the Company’s performance against the measures the Committee established at the beginning of the year, the 2010 short-term incentive awards were paid at 100% of their targeted level for all of the named executive officers, including Mr. Seidenberg. This payout reflected Verizon’s achievement of the measures relative to the target levels of performance.

•

2008-2010 Long-Term Incentives Earned.  Based on the Company’s performance against the measures the Committee established at the beginning of the 2008-2010 performance cycle, Verizon’s executives, including the named executive officers, each vested in 100% of the number of performance stock units (referred to as PSUs) that were granted to them as part of their long-term incentive award opportunity for the 2008-2010 three-year performance cycle. Over that three-year period, Verizon’s total shareholder return, or TSR, ranked in the 61st percentile when compared to the Related Dow Peers, outperforming this peer group.

•

CEO 2008-2010 Long-Term Incentive Earned Based on Strategic Initiatives.  In determining the 2008-2010 PSU payment for Mr. Seidenberg, the Committee and the independent members of the Board also evaluated the Company’s performance relating to five strategic areas identified at the beginning of the performance period. Based upon his leadership with respect to the strategic areas as described on pages 39-40, Mr. Seidenberg’s 2008-2010 PSU payment included approximately $13.8 million in addition to the amount that was determined based on the relative TSR formula for all executives.

•

2010-2012 Long-Term Incentive Awards.  As in prior years, the long-term incentives awarded to the named executive officers in 2010 consisted of PSUs that vest based on Verizon’s TSR for the 2010-2012 performance cycle and, for each executive other than Mr. Seidenberg, restricted stock units (referred to as RSUs) that vest based on the executive’s continued service with Verizon through the end of the three-year performance cycle. In consideration of the overall economic conditions, the Committee reduced the target value of the 2010 awards by approximately 15%, as it did for the 2009 awards.

•

Elimination of Employment Agreements/Adoption of Severance Plan. The Committee decided not to extend any outstanding Verizon executive employment agreements. As a result, as of December 31, 2010, each of Verizon’s outstanding executive employment agreements had expired by its terms. In conjunction with this decision, the Board adopted the Verizon Senior Manager Severance Plan in order to maintain a competitive level of separation benefits. The independent members of the Board, in consultation with Mr. Seidenberg, decided that all senior managers of the Company, including the named executive officers other than Mr. Seidenberg, would be eligible to participate in this plan. This plan is described on pages 41-42.

Program and Practices

Our commitment to following best compensation and governance practices is reflected in the design of our compensation program. Some of these elements include:

•

Pay-for-Performance.   Our compensation program is designed to reward performance that creates long-term shareholder value. This is reflected in the long-term orientation of the total compensation mix; the substantial linkage of compensation to long-term stock performance through the awards of PSUs; and median pay positioning, which is described in more detail later in this section. The Company also has a record of providing a compensation program that is strongly aligned with both absolute and relative performance, which is demonstrated by the grant and payout levels of our short-term and long-term incentives.

•

Benchmarking Total Compensation.  The Committee benchmarks each executive’s total compensation opportunity against a single peer group, referred to as the Related Dow Peers and described on page 32. The Committee references the 50th percentile of the Related Dow Peers for total compensation opportunity, with additional consideration given to the tenure, overall level of responsibility and performance of a particular executive.

•

Compensation Best Practices.  The Committee regularly considers competitive market trends and seeks to understand the views of shareholders, including the results of our annual advisory vote on executive compensation, when adopting new, emerging compensation best practices or considering changes to existing policies. As a result of this process, the Committee has adopted many best practices over the years, including:

o	Advisory votes on executive compensation beginning in 2009;
o	Eliminating guaranteed pension and supplemental retirement benefits;
o	Eliminating Section 280G and other tax gross-ups;
o	Eliminating personal use of aircraft following retirement for the CEO and future CEOs;
o	Eliminating an employment agreement for the CEO in 2004 and the other outstanding executive employment agreements beginning in 2010;
o	Adopting a “claw back” policy to recapture and cancel incentive payments received by executives who engage in financial misconduct; and
o	Settling RSUs in shares.
•

Evaluation of Potential Linkage between Compensation and Risk Taking.  When reviewing the compensation program and the performance metrics, the Committee considers the impact of the compensation program on the Company’s risk profile. The Committee believes that Verizon’s compensation program has been structured to provide strong incentives for executives to appropriately balance risk and reward consistent with the Company’s enterprise business risk management efforts.

Compensation Objectives

Align Executives’ and Shareholders’ Interests Through Performance-Based Compensation

To promote a performance-based culture that links the interests of management and shareholders, the Committee has developed a compensation program that focuses extensively on variable, performance-based compensation. The largest portion of compensation is based on performance against challenging pre-established metrics, while fixed compensation in the form of base salary constitutes only a relatively small percentage of each executive’s compensation opportunity. In addition, our executive compensation program does not include such fixed compensation elements as guaranteed defined benefit pension and supplemental pension benefits.

In establishing the performance objectives used in the Company’s pay-for-performance program, the Committee balances the importance of meeting the Company’s short-term business goals with the need to create shareholder value over the longer term. To help ensure that the interests of Verizon executives remain closely aligned with the interests of shareholders, target long-term compensation opportunities represent more than three times the target compensation opportunities related to short-term performance. In addition, as described in detail below, the Committee has adopted a pay strategy that is designed to pay median compensation for market performance, above median compensation for above market performance, and below median compensation for below market performance. The Committee implements this policy by starting with target compensation for executive officers that generally references the 50th percentile of the Related Dow Peers, and letting performance drive actual compensation to above or below median pay levels. This approach provides strong alignment between our executive pay and shareholder value creation.

To motivate executives to achieve short- and long-term goals, the Committee has established incentive awards that are earned based on the Company’s performance over one- and three-year periods. After considering a variety of data including the practices of its peers, trends and input from large institutional investors, the Committee determined that Verizon’s short-term compensation opportunities should continue to be based upon Verizon’s stand-alone performance against absolute goals, while Verizon’s long-term compensation opportunities should continue to be based upon Verizon’s performance relative to peer companies. This practice is generally consistent with the compensation practices of the Related Dow Peers.

Attract, Retain and Motivate High-Performing Executives

In order to attract, retain and motivate executives, the Company’s compensation program features:

•	Compensation opportunities that we believe are competitive with Verizon’s peer companies; and
•	Three-year long-term incentive awards, including RSUs that vest based on the executive’s continued employment through the end of the three-year performance cycle, that encourage high-performing executives to remain with the Company.

Role of Benchmarking and the Related Dow Peers

In order to determine whether the compensation opportunities for executives are appropriate and competitive, the Committee compares each named executive officer’s total compensation opportunity to the total compensation opportunities for executives in comparable positions at peer companies. (As used in this discussion, the term “total compensation” means the aggregate amount of the executive’s base salary and target award amounts under the short-term and long-term incentive plans described below.) The Committee uses a single peer group that includes the 29 companies (other than Verizon) in the Dow Jones Industrial Average, plus Verizon’s four largest competitors that are not included in the Dow Jones Industrial Average. This group is referred to as the Related Dow Peers. This peer group is self-adjusting so that changes in the companies included in the Dow Jones Industrial Average are also reflected in the Related Dow Peers over time.

The Committee generally references the 50th percentile of the Related Dow Peers for total compensation opportunity. However, depending upon the tenure, overall level of responsibility and performance of a particular executive, the total compensation opportunity may be above or below the 50th percentile. The Committee believes that this is an appropriate targeted level of total compensation opportunity because of Verizon’s emphasis on performance-based incentive pay, Verizon’s size relative to the Related Dow Peers and the elimination of certain fixed pay elements, including guaranteed defined benefit pension and supplemental pension benefits. Actual total compensation may fall above or below the targeted percentile based on annual and long-term performance.

The Committee believes the companies in the Related Dow Peers represent Verizon’s primary competitors for executive talent and investor dollars. The Committee believes that this group of companies, comprised of similarly-sized companies that are included in an established and recognizable index, as well as Verizon’s four largest industry competitors, provides a consistent measure of Verizon’s performance and makes it easier for shareholders to evaluate, monitor and understand Verizon’s compensation program. Accordingly, the Committee determined that it was appropriate to benchmark both total compensation opportunities and Verizon’s relative stock performance under its long-term incentive plan against the Related Dow Peers.

The following chart lists the companies included in the Related Dow Peers as of December 31, 2010, and their market capitalization as of December 31, 2010, as reported by Bloomberg, and net income attributable to the company, revenue and total employees, as of each company’s most recent fiscal year-end as reported in SEC filings.

Related Dow Peers

Company	Market Capitalization ($ Millions)	Net Income Attributable to the Company ($ Millions)	Revenue ($ Millions)	Total Employees
3M	61,692	4,085	26,662	80,057
Alcoa	15,720	254	21,013	59,000
American Express	51,666	4,057	30,242	61,000
AT&T	173,636	19,864	124,280	265,410
Bank of America	134,536	(2,238)	135,161	286,951
Boeing	47,873	3,307	64,306	160,500
Caterpillar	59,446	2,700	42,588	104,490
Chevron	183,634	19,024	198,198	62,000
Cisco Systems	112,130	7,767	40,040	70,700
Coca-Cola	152,720	11,809	35,119	139,600
Comcast	60,468	3,635	37,937	102,000
Du Pont (E.I.)	45,535	3,031	31,505	60,000
Exxon Mobil	368,712	30,460	383,221	83,600
General Electric	194,875	11,644	149,060	287,000
Hewlett-Packard	92,217	8,761	126,033	324,600
Home Depot	57,457	3,338	67,997	300,000
Intel	117,305	11,464	43,623	82,500
IBM	182,329	14,833	99,870	426,751
Johnson & Johnson	169,856	13,334	61,587	114,000
JPMorgan Chase	165,827	17,370	115,475	239,831
Kraft Foods	55,041	4,114	49,207	127,000
McDonald’s	81,097	4,946	24,075	400,000
Merck	111,035	861	45,987	94,000
Microsoft	238,785	18,760	62,484	89,000
Pfizer	140,254	8,257	67,809	110,600
Procter & Gamble	180,072	12,736	78,938	127,000
Qwest	13,262	(55)	11,730	28,343
Sprint Nextel	12,635	(3,465)	32,563	40,000
Time Warner Cable	23,489	1,308	18,868	47,500
Travelers	25,573	3,216	25,112	32,000
United Technologies	72,691	4,373	54,326	208,200
Wal-Mart	192,098	16,389	421,849	2,000,000
Walt Disney	71,028	3,963	38,063	149,000
Verizon	101,142	2,549	106,565	194,400
Verizon’s Ranking	17	28	9	11
Verizon’s Percentile Ranking	53%	21%	76%	71%

Elements of Compensation

In setting total compensation at competitive levels, the Committee determines the appropriate balance between:

•	Fixed and variable pay elements;
•	Short- and long-term pay elements; and
•	Cash and equity-based pay elements.

The following table illustrates the principal elements of Verizon’s executive compensation program and the percentage that each element represents of the named executive officers’ total compensation opportunity.

Pay Element	Primary Objective	% of Targeted Compensation Opportunity (Approximate)
Base salary	Attract and compensate high-performing and experienced executives	10%
Annual incentive opportunity	Motivate executives to achieve challenging short-term performance measures	20%
Long-term incentive opportunity	Align executives’ interests with those of shareholders to grow long-term value and retain executives	70%

The named executive officers are eligible to receive medical, disability and savings plan benefits that are generally provided to all management employees. The named executive officers, other than Mr. Seidenberg, are eligible for cash severance benefits, which are provided in order to attract and retain high-performing executives. The named executive officers are also eligible for certain executive life insurance, financial planning and corporate transportation benefits, which are provided in order to attract and retain high-performing executives and to help minimize any risks to the executives’ safety and security.

2010 Annual Base Salary

To determine an executive’s base salary, the Committee, in consultation with the Consultant, reviews the competitive pay practices of the Related Dow Peers for comparable positions and considers the scope of the executive’s responsibility and experience. In particular, the Committee focuses on how base salary levels may impact the market competitiveness of an executive’s total compensation opportunity. The Committee also discusses its assessment of the other named executive officers with the CEO. Based on its assessment, the Committee approved the following base salary increases for Messrs. McAdam, Mead and Shammo, effective November 1, 2010, in connection with their promotions: Mr. McAdam, an increase from $825,000 to $1,400,000; Mr. Mead, an increase from $575,000 to $725,000; and Mr. Shammo, an increase from $600,000 to $675,000. The base salaries for Messrs. McAdam, Mead and Shammo were targeted to provide an appropriate level of total compensation opportunity as compared to similar positions within the Related Dow Peers. No other named executive officer received a base salary increase in 2010.

2010 Short-Term Incentive Compensation

The Verizon Short-Term Incentive Plan, which is referred to as the Short-Term Plan, motivates executives to achieve challenging short-term performance goals. Each year, the Committee establishes the potential value of the opportunities under the Short-Term Plan, as well as the performance targets required to achieve these opportunities.

The Committee sets the values of the Short-Term Plan award opportunities as a percentage of an executive’s base salary. The applicable percentage for each named executive officer is based on the scope of the executive’s responsibility and on the competitive pay practices of the Related Dow Peers for comparable positions. These award opportunities are established at threshold, target and maximum levels, each of which is dependent on achieving different performance goals. The Short-Term Plan award opportunities for each of the named executive officers are shown in the Grants of Plan-Based Awards table on page 46.

The following chart shows the 2010 Short-Term Plan target award opportunity for each of the named executive officers.

Named Executive Officer	2010 Short-Term Plan Target Award Opportunity
Mr. Seidenberg	$3,937,500
Mr. McAdam	$1,736,538
Ms. Ruesterholz	$787,500
Mr. Mead	$815,625
Mr. Shammo	$759,375
Mr. Killian	$928,125

The 2010 target award opportunities for Messrs. Seidenberg and Killian and Ms. Ruesterholz did not increase from the target levels established for their 2009 award opportunities. In connection with his promotion to President and Chief Operating Officer, in November 2010, Mr. McAdam’s 2010 target award opportunity was increased from 112.5% to 187.5% of his base salary on a prorated basis. The 2010 target award opportunities for Messrs. Mead and Shammo increased over their 2009 target award opportunities solely as a result of their base salary increases identified above (i.e., their target opportunities, expressed as a percentage of their respective base salaries, did not change). Whether, and the extent to which, the named executive officers earn the targeted Short-Term Plan award is determined based on whether Verizon achieves performance measures established by the Committee at the beginning of the year.

Determination of Annual Performance Measures

The Committee reviews and establishes the performance measures for the Short-Term Plan on an annual basis to help ensure that the program design appropriately motivates executives to achieve challenging financial and operational performance goals. In the first quarter of 2010, the Committee reviewed and approved the following annual financial and operating performance measures for all of Verizon’s corporate executives, including the named executive officers, and ascribed to each the weighting shown below.

Performance Measure	% of Total Award at Target
Adjusted EPS	45%
Revenue	30%
Free Cash Flow	20%
Diversity	5%

The Committee based the Short-Term Plan award opportunities for all corporate executive officers, including the named executive officers, on three Company-wide financial performance measures, as determined by specific goals for adjusted EPS, revenue and free cash flow. Using these measures provides balance within the Short-Term Plan because executives can only achieve a maximum total award when there is significant profitability, significant revenue and significant free cash flow. The Committee also recognized that the executives must successfully manage the challenges for each business segment to create revenue, segment operating earnings and free cash flow in order to achieve the overall Company performance goals. As a result, the Committee believes that these performance measures are appropriate to motivate the Company’s executives to achieve outstanding short-term results and to build long-term value for shareholders.

Adjusted EPS.   The Committee views adjusted EPS as an important indicator of Verizon’s success and assigns the greatest weight to adjusted EPS in determining awards under the Short-Term Plan because it is broadly used and recognized by investors as a significant indicator of Verizon’s ongoing operational performance. Adjusted EPS excludes non-recurring and non-operational items, such as impairments and gains and losses from discontinued operations, business combinations, changes in accounting principles, extraordinary items and restructurings. As a result, adjusted EPS is not positively or negatively impacted from period to period by these types of items, so it better reflects the relative success of the Company’s ongoing business.

In setting the adjusted EPS target for 2010 and in evaluating the Company’s success in meeting that target, the Committee took into account that the Company’s stock repurchases were within the limits of the stock repurchase plan approved by the Board at the time the adjusted EPS target was established.

In addition, the Committee reviewed the net impact of pension and post-retirement benefit costs on adjusted EPS and excluded these costs in determining the adjusted EPS measure for compensation purposes.

Revenue.   The Committee also views achievement of consolidated total revenue goals as an important indicator of the Company’s success in managing its capital investments. This measure also reflects the level of penetration of Verizon’s products and services in key markets.

Free Cash Flow.   The Committee views consolidated free cash flow as another important indicator of Verizon’s success in delivering shareholder value, because investors often consider free cash flow as part of their equity valuation models. Free cash flow is determined by subtracting capital expenditures from cash flow from operations. The Committee believes that this type of cash flow measure is relevant for Verizon because it is an indication of the amount of cash that the Company has available to return to shareholders in the form of dividends and to reduce its outstanding debt, which is an important financial goal.

Diversity.   The Company is committed to promoting diversity among its employees and to recognizing and encouraging the contribution of diverse business partners to the Company’s success. To reflect that important commitment, the 2010 performance measures also include a diversity measure. For 2010, the Committee determined that the diversity target would be measured for these purposes by the percentage of new hires and promotions at and above the manager level consisting of minority and female candidates and the levels of supplier spending at the corporate level to minority- and female-owned or operated firms.

The value of the Short-Term Plan award opportunity with respect to each performance measure varies depending on the Company’s performance with respect to that measure. The Committee also has the discretion to modify awards based on other factors that it deems appropriate. If the Company’s performance is below the required threshold for all of the performance measures, no award will be paid under the Short-Term Plan for that year.

In addition, under the Short-Term Plan no awards may be paid if Verizon’s return on equity for the plan year, calculated based on adjusted net income, does not exceed 8%, even if some or all of the performance measures are achieved.

2010 Annual Performance Measures

The 2010 annual performance measures for the named executive officers are shown below:

•	An adjusted EPS target range of $2.24 to $2.32;
•	A consolidated total revenue target range of $107.4 billion to $109.5 billion;
•	A consolidated free cash flow target range of $10.8 billion to $12.2 billion; and
•

A diversity target of (i) having 50% of new hires and promotions at and above the manager level consist of minority and female candidates, and (ii) directing at least 9.6% of the overall supplier spending at the corporate level to minority- and female-owned or operated firms.

2010 Company Results and Annual Performance Awards

In 2010, Verizon reported generally strong results. Verizon’s 2010 performance results included:

•	Return on equity of 14.7%[1];
•

Adjusted EPS of $2.20[1], which, the Committee noted, would have been $2.24 if the Company had not changed its accounting with respect to pension and other post-retirement benefits in the fourth quarter of 2010;

•	Consolidated total revenue of $106.6 billion, or 0.8% below the target performance measure range as described above;
•	Consolidated free cash flow of $16.9 billion[2], or 38.6% higher than the top of the target performance measure range as described above; and
•	66% of the diversity measure for new hires and promotions and 13.9% of the diversity supplier spending measure, exceeding the target range for both measures.

After considering the level of performance, the Committee and, for Mr. Seidenberg, the independent members of the Board, approved payment of Short-Term Plan awards at 100% of the target level. The following table shows the amount of the Short-Term Plan awards paid to each named executive officer.

Named Executive Officer	Actual 2010 Short-Term Plan Award
Mr. Seidenberg	$3,937,500
Mr. McAdam	$1,736,538
Ms. Ruesterholz	$787,500
Mr. Mead	$815,625
Mr. Shammo	$759,375
Mr. Killian	$928,125

Long-Term Incentive Compensation

The Verizon Long-Term Incentive Plan, which is referred to as the Long-Term Plan, is intended to reward participants for the creation of long-term shareholder value over a three-year period. In considering the appropriate duration of the performance cycle under the Long-Term Plan, the Committee believes that it is important to establish a period that is longer than one year in order to meaningfully evaluate the performance of long-term strategies and the effect on value returned to shareholders. The Committee determined that a three-year performance cycle for the Long-Term Plan awards was appropriate. For each performance cycle, the Committee establishes target award opportunities that are set as a percentage of base salary.

Currently, long-term incentive awards consist of PSUs and RSUs. For 2010 awards, the PSUs are payable in cash and the RSUs are payable in Verizon shares, which is a change from prior years in which RSUs were also payable in cash. The Committee, in consultation with the Consultant, determined that paying the 2010 RSU awards in shares would be consistent with Verizon’s policy of requiring a significant level of equity ownership by our named executive officers and that paying PSUs in cash and RSUs in shares creates an appropriate balance between the alignment of executives’ interests with those of Verizon’s shareholders, the potential impact on shareholder dilution and cash flow considerations.

The value of each PSU is equal to the value of one share of Verizon common stock and accrues dividend equivalents that are deemed to be reinvested in PSUs. The dividend equivalents are only paid to the extent that

[1]	For 2010, adjusted net income and adjusted EPS exclude the following items:
•	Access line spin-off related charges;
•	Merger integration and acquisition related charges;
•	Severance, pension and benefit charges;
•	Medicare Part D subsidy charge; and
•	Deferred revenue adjustment.

A detailed description of the nature and amount of these items may be found in Verizon’s Current Report on Form 8-K filed with the SEC on January 27, 2011.

[2]	A reconciliation of free cash flow to cash flow from operations may be found in Verizon’s Current Report on Form 8-K filed with the SEC on January 25, 2011.

PSUs are vested and earned. The Committee determines an executive’s compensation opportunity by assuming that he or she will earn 100% of the PSUs initially awarded in any performance cycle. However, the number of PSUs that are actually earned and paid is determined based on Verizon’s TSR as compared to the Related Dow Peers as constituted on the grant date of the award over the three-year performance cycle. The final value of each PSU is based on the closing price of Verizon’s stock on the last trading day of the year that the performance cycle ends. As a result, awarding PSUs provides a strong incentive to executives to deliver value to Verizon’s shareholders.

On the date of the long-term incentive award, the Committee also establishes the number of RSUs that may be earned based on the executive’s continued employment with the Company through the end of the three-year award cycle. The value of each RSU is equal to the value of one share of Verizon common stock and accrues dividend equivalents that are deemed to be reinvested in RSUs. The dividend equivalents are only paid to the extent that RSUs are vested and earned. The 2010 RSU awards are payable in shares at the end of the three-year award cycle and provide both a retention incentive and a performance incentive as the value of the award depends on Verizon’s stock price.

2010 Long-Term Plan Award Opportunities

For 2010, Messrs. McAdam, Mead, Shammo and Killian and Ms. Ruesterholz received 60% of their 2010 Long-Term Plan award opportunity in the form of PSUs and 40% in the form of RSUs. This allocation reflects the Committee’s focus on encouraging both outstanding relative TSR performance and the retention of the Company’s highly-qualified executive team. Because the Committee believes that the CEO has the primary responsibility for the overall success of Verizon’s strategic growth initiatives and for increasing the value of Verizon’s stock, Mr. Seidenberg’s entire Long-Term Plan award opportunity for 2010, consistent with prior performance cycles, consists of PSUs. Also, consistent with prior performance cycles, Mr. Seidenberg’s 2010 award provides a separate opportunity to earn an additional payout based upon the Company’s performance relating to certain pre-established strategic initiatives, as described below.

The Committee generally establishes an executive’s Long-Term Plan target award opportunity as a percentage of the executive’s base salary. The Long-Term Plan target award opportunity for the named executive officers in 2010 was: 625% of base salary for Mr. Seidenberg, 525% of base salary for Mr. McAdam (for the portion of the year prior to his promotion to President and Chief Operating Officer in November 2010) and 525% of base salary for Messrs. Mead, Shammo and Killian and Ms. Ruesterholz. These targets are the same as the target awards for the prior year. In connection with Mr. McAdam’s promotion, his target award opportunity was increased from 525% to 625% of his base salary, effective in November 2010. As a result, Mr. McAdam received a prorated incremental long-term incentive award in November 2010 to reflect the increase in his target award opportunity. Notwithstanding the target award opportunities, in consideration of the overall economic conditions, the Committee decided to reduce the 2010 Long-Term Plan awards by approximately 15% below these target levels, similar to the 2009 awards.

The following table shows the target value of the awards granted to the named executive officers during 2010 in connection with the annual long-term incentive compensation opportunity. A description of the 2010 PSU awards, including the performance requirements, follows the table.

Named Executive Officer	2010 Long-Term Plan Target Award Opportunity		PSUs	RSUs
Mr. Seidenberg	$11,156,252		100%	0%
Mr. McAdam	$4,307,642	*	60%	40%
Ms. Ruesterholz	$3,123,791		60%	40%
Mr. Mead	$2,565,964		60%	40%
Mr. Shammo	$2,677,535		60%	40%
Mr. Killian	$3,681,589		60%	40%

*	Includes a prorated incremental award granted in connection with Mr. McAdam’s compensation adjustment in November 2010 due to his promotion.

Terms of 2010 PSU Awards

The following table shows the percentage of PSUs awarded for the 2010-2012 performance cycle that can be earned based on a range of relative TSR positioning compared with the companies in the Related Dow Peers.

Verizon’s Relative TSR Ranking Among the Companies in the Related Dow Peers	Corresponding Relative TSR Percentile Ranking Among the Companies in the Related Dow Peers	Percentage of Awarded PSUs that will be Earned	Performance Level
1 – 4	91st to 100th	200%	Maximum
5 – 8	79th to 88th	175%	Above Target, Below Maximum
9 – 12	67th to 76th	150%
13 – 16	55th to 64th	100%	Target
17 – 21	39th to 52nd	75%	Below Target, Above Threshold
22 – 25	27th to 36th	50%	Threshold
26 – 34	0 to 24th	0%	Below Threshold

Verizon’s TSR during the three-year performance cycle must rank at least 16th, or at the 55th percentile (above median), among the members of the Related Dow Peers in order to earn 100% of the target number of PSUs. Similarly, the maximum number of PSUs (200% of target) can only be earned if Verizon’s TSR during the three-year performance cycle ranks among the top four companies in the Related Dow Peers, which corresponds to the 91st percentile or higher. If Verizon’s TSR during the three-year performance cycle is below approximately the 27th percentile of the companies in the Related Dow Peers, none of the PSUs will be earned.

Under Mr. Seidenberg’s 2010 PSU award, the Committee may recommend that the independent members of the Board increase his payout (up to a maximum equal to the amount he would have received if 200% of his 2010 PSU award vested, including any dividend equivalents that would have been paid on those PSUs) based on the Company’s performance during the three-year performance cycle in the following strategic areas: (i) developing Verizon’s executive talent pool and preparing for Verizon’s succession plan; (ii) maintaining Verizon Wireless’ market leadership position, (iii) sustaining Verizon’s top line consolidated revenue growth at a level above Verizon’s industry peers; (iv) achieving FiOS platform customer growth of 50%; and (v) participating in and providing leadership to various industry forums and policy initiatives. The Committee did not assign a particular weight to any of these strategic initiatives when the award was granted and has the discretion to recommend to the independent members of the Board whether and to what degree the award should be increased. However, if Verizon’s relative TSR performance during the measurement period does not merit any payout of PSUs, Mr. Seidenberg will not receive any payment of his 2010 PSU award (including any portion relating to these strategic initiatives). In addition, Mr. Seidenberg’s total payout under his 2010 PSU award, including the amount earned based on relative TSR performance and the amount earned based on achievement of strategic initiatives cannot exceed the amount that would be payable if the percentage of earned PSUs was equal to 200% of the number of PSUs awarded, including any applicable dividend equivalents.

2008 PSU Awards Earned in 2010

With respect to the PSUs awarded in 2008, the Committee determined the number of PSUs a participant earned based on Verizon’s TSR for the 2008-2010 three-year performance cycle relative to the TSRs of the Related Dow Peers as constituted on the date the award was granted. The percentage of the awarded PSUs that would be earned based on different levels of Verizon’s relative TSR performance under the 2008-2010 awards were the same as those described above with respect to the 2010 awards.

Over the three-year performance cycle ending on December 31, 2010, Verizon’s TSR ranked in the 61st percentile when compared to the Related Dow Peers. As a result, the Committee approved in 2011 a payment to all participants of 100% of the number of PSUs awarded for the 2008-2010 performance cycle.

Mr. Seidenberg’s 2008 PSU Award.   As a participant in the Long-Term Plan, Mr. Seidenberg received the same percentage of the 2008 PSUs as all other participants in the plan based on the Company’s TSR performance relative to the Related Dow Peers. In addition, the Committee also had the discretion to recommend that the Board increase his payout for the 2008-2010 performance cycle to a total level that did not exceed 200% of the number of PSUs awarded to him, including any applicable dividend equivalents, based on the Company’s performance during that three-year period with respect to the following strategic initiatives: (i) maintaining Verizon Wireless’ market leadership position; (ii) sustaining Verizon’s top line consolidated total revenue growth at 5-6%; (iii) developing Verizon’s executive talent pool and preparing Verizon’s succession plan; (iv) participating in and providing leadership to various industry forums and policy initiatives; and (v) producing double-digit consolidated earnings growth. These strategic initiatives were established at the start of the three-year performance period, and the Committee did not assign any specific weighting to each strategic initiative. After the end of the performance period, in assessing whether an increased payment was appropriate, the Committee and the Board reviewed each strategic initiative and considered Mr. Seidenberg’s leadership, guidance and contribution to the following achievements. The Committee and the Board placed particular emphasis on the positioning of the Company’s executive leadership team in 2010 and the successful culmination of a multi-year succession planning process.

•

During the three-year performance period, Mr. Seidenberg guided a CEO succession process that has culminated in the Board naming Lowell C. McAdam as President and Chief Operating Officer. As part of that process, a number of other key executives were identified and elevated to new positions in order to position the Company’s management for the future.

•

During a period of considerable change in the industry, as data-intensive devices changed the wireless communications landscape, Verizon Wireless maintained its industry leadership with industry leading revenue, customers and retail postpaid churn throughout the performance period. As of December 31, 2010, Verizon Wireless held a 32.0% market share based on the number of customers. Domestic Wireless customers increased over the period by 43.3% from 65.7 million to 94.1 million. Retail postpaid churn remained the lowest in the industry at 1.02% at the end of the three-year period. Wireless data revenues more than doubled over the period, increasing by $12.2 billion. Verizon Wireless developed a successful smartphone franchise around the Android operating system and rounded out its smartphone offerings with the Apple iPhone. In addition, Verizon Wireless was the first company to launch a 4G broadband network with significant national coverage based on long-term evolution technology – a standard which is expected to be the predominant standard worldwide.

•

During the three-year performance period, Verizon achieved average annual top line revenue growth of 4.5% notwithstanding the fact that the Company faced a recessionary economy and significant competition and secular changes to the industry.

•

Mr. Seidenberg currently serves as the Chairman of Business Roundtable, an influential association of CEOs of major companies. In 2010, President Barack Obama appointed him to the President’s Export Council, which advises the President on how to promote U.S. exports, jobs and growth. Earlier in the performance period, he served on the National Security Telecommunications Advisory Committee, to which he was appointed by former President George W. Bush.

•

Earnings growth remained flat due primarily to lower revenue in the wireline segment. Over the three-year performance period, resources have been devoted to higher growth markets in wireless and enterprise versus traditional wireline voice markets, and non-strategic wireline assets in a total of 17 states have been divested. During the period, revenues from FiOS have grown to $6.9 billion or over half of consumer revenue, and revenues from enterprise strategic services have grown to $6.6 billion, or 42% of enterprise revenues.

Based on the successful achievement of these strategic initiatives, the Committee recommended and the independent members of the Board approved paying Mr. Seidenberg approximately $13.8 million under the terms of his 2008-2010 PSU award agreement in addition to the amount that was payable to him based solely on Verizon’s relative TSR performance over the 2008-2010 performance cycle. This level reflects the Committee’s and the independent Board members’ evaluation that Mr. Seidenberg demonstrated very strong performance achievement over the three-year period, warranting a payout at just below the maximum award potential.

As previously noted, the Committee encourages a pay-for-performance environment by linking long-term compensation opportunities to the creation of sustained shareholder value. The Committee reviews the potential payouts for varying levels of performance under the Long-Term Plan to ensure that they are consistent with aligning executive compensation with the creation of shareholder value. For the three-year period ending on December 31, 2010, under Mr. Seidenberg’s leadership, Verizon’s stock delivered a total return of positive 4.7%, which compared to a total return of negative 8.3% for the Standard and Poor’s 500 Index and 2.9% total return for the median company in the Related Dow Peers over the same three-year period. In addition, during this period Verizon made significant capital investments in its business to help facilitate future growth opportunities in its most strategic areas. The Committee recommended and the Board concluded that the total payment to Mr. Seidenberg was consistent with the level of value created for shareholders over this three-year period.

Other Elements of the Total Compensation Program

The Company also provides the named executive officers with certain personal benefits as generally described below. The Committee believes that these programs provide an important recruiting and retention tool that is a valuable component of Verizon’s overall compensation plan.

Transportation

The Company provides certain aircraft and ground transportation benefits to enhance the safety and security of certain of the named executive officers. Additional information on Company-provided transportation is included in footnote 4 to the Summary Compensation Table on page 45.

Executive Life Insurance

The Company offers the named executive officers and other executive employees the opportunity to participate in an executive life insurance program in lieu of participation in the Company’s basic and supplemental life insurance programs. The executives who elect to participate in the executive life insurance program own the life insurance policy and the Company provides an annual cash payment to the executives to defray a portion of the annual premiums. Additional information on this program is provided in footnote 4 to the Summary Compensation Table on page 45.

Financial Planning

The Company provides a voluntary Company-sponsored financial planning benefit program for the named executive officers and other executive employees. Additional information on this program is provided in footnote 4 to the Summary Compensation Table on page 45.

Retirement Benefits

Effective June 30, 2006, Verizon froze all future pension accruals under its management tax-qualified and supplemental defined benefit retirement plans. The Committee determined that guaranteed pay in the form of pension and supplemental executive retirement benefits was not consistent with the Company’s pay-for-performance culture. These legacy retirement benefits that were previously provided to Verizon’s named executive officers are described in more detail under the section entitled “Pension Plans” on pages 48-49.

During 2010, all of Verizon’s named executive officers were eligible to participate in the Company’s tax-qualified and nonqualified savings plans. These plans are described in the section entitled “Defined Contribution Savings Plans” on pages 49-51.

Severance and Change in Control Benefits

The Committee believes that maintaining a competitive level of separation benefits is appropriate as part of an overall program designed to attract, retain and motivate the highest quality management team. However, the Committee does not believe that named executive officers should be entitled to receive cash severance benefits merely because a change in control transaction occurs. Therefore, the payment of cash severance benefits is triggered only by an actual or constructive termination of employment.

During 2010, the Company was a party to an employment agreement with each of Messrs. McAdam and Killian and Ms. Ruesterholz that provided for severance benefits. The severance benefits and the circumstances under which severance benefits would be payable under the employment agreements were based on each executive’s position and tenure with the Company and competitive practices among the Company’s peers at the time the agreements were executed. In February 2010, the Committee decided that it would not extend any outstanding Verizon executive employment agreements. As a result, each of the employment agreements terminated on December 31, 2010, including eligibility for any separation benefits provided under these agreements. The severance benefits that were provided under these expired agreements are described in more detail on pages 53-54. The Company was not a party to an employment agreement with any of the other named executive officers in 2010.

In connection with the decision by the Committee to not renew any of the outstanding employment agreements, after consultation with Mr. Seidenberg, the Committee recommended and the independent members of the Board approved the adoption of the Verizon Senior Manager Severance Plan, which provides certain separation benefits to participants whose employment is involuntarily terminated without cause from the Company. This plan generally memorializes the terms and conditions of Verizon’s senior manager severance policy and is consistent with the terms and conditions of Verizon’s broad-based severance plan that is provided to all of Verizon’s management employees. All senior managers of the Company (including each of the named executive officers other than Mr. Seidenberg) are eligible to participate in this plan. To the extent that a senior manager is eligible for severance benefits under any other arrangement, that person will not be eligible for any duplicative benefits under the severance plan. Under the severance plan, to the extent a participant has been involuntarily terminated without cause or, in the case of a named executive officer, to the extent that the independent members of the Board determine that there has been a qualifying separation, the participant is eligible to receive a lump-sum cash separation payment equal to a multiple of their base salary and target short-term incentive opportunity, along with continuing medical coverage for the applicable severance period. The plan does not provide for any severance benefits based upon a change in control of the Company.

The named executive officers are eligible to receive a cash separation payment based on a formula equal to two times the sum of their base salary and target short-term incentive opportunity. Other senior manager participants are eligible to receive a cash separation payment based on a formula equal to between 0.75 and two times their base salary and target short-term incentive opportunity depending on their position at the time of their separation from employment. In order to be eligible for any severance benefits, participants must execute a release satisfactory to Verizon and agree not to compete or interfere with any Verizon business for a period of one year after their separation from employment. As noted, Mr. Seidenberg is not eligible to participate in the severance plan nor is he eligible to receive any other cash separation payments from the Company upon his termination from service.

Mr. Killian retired from the Company effective December 31, 2010. In connection with Mr. Killian’s retirement, the independent members of the Board determined that Mr. Killian’s retirement was a qualifying separation for purposes of the Senior Manager Severance Plan. The benefits that Mr. Killian became entitled to receive upon his retirement are described in more detail in the section entitled “Potential Payments Upon Termination or Change in Control – Retirement of Mr. Killian” on page 56. In addition, Mr. Killian is eligible to receive certain other benefits as a retiree of the Company. At the time of his retirement and as required by the Senior Manager Severance Plan as a condition to receive separation benefits, Mr. Killian executed a release and agreed that he will not compete or interfere with any Verizon business for a period of one year after his separation from service. In December 2009, Mr. Killian received a special PSU award as part of Verizon’s long term strategic and succession planning process, which was scheduled to vest after the completion of the three-year performance cycle ending December 31, 2012 if certain return on equity targets were achieved. Mr. Killian forfeited this award upon his retirement.

Consistent with the Committee’s belief that named executive officers should not be entitled to receive cash severance benefits merely because a change in control transaction occurs, in 2009 the Long-Term Plan was amended to eliminate “single trigger” accelerated vesting and payment of outstanding awards in connection with a change in control of Verizon. Under the amended plan, if, in the twelve months following a change in control the participant’s employment is terminated by Verizon without cause, all then-unvested PSUs will fully vest at target level performance, all then-unvested RSUs will fully vest and PSUs and RSUs (including dividend equivalents accrued to date) will become payable on the regularly scheduled payment date after the end of the applicable award cycle. With respect to awards granted under the Long-Term Plan prior to that date, upon a change in control of Verizon all then-unvested PSUs will fully vest and be payable immediately at target performance, and all then-unvested RSUs will fully vest and become payable immediately. The Company believes this single trigger vesting was consistent with competitive practices among the Company’s peers at the time the Long-Term Plan was put in place, but is no longer reflective of the Committee’s current policy or current competitive practices. None of the named executive officers is eligible for any tax gross-up payment with respect to the excise tax liability under Internal Revenue Code Section 4999 related to any Section 280G excess parachute payments.

Shareholder Approval of Certain Severance Arrangements

Because the Committee believes that shareholders should have input in the Company’s executive compensation program, the Committee has maintained a policy, last revised in 2007, of seeking shareholder approval or ratification of any new employment agreement or severance agreement with an executive officer that provides for a total cash value severance payment exceeding 2.99 times the sum of the executive’s base salary plus Short-Term Plan incentive target opportunity. The policy defines severance pay broadly to include payments for any consulting services, payments to secure a non-compete agreement, payments to settle any litigation or claim, payments to offset tax liabilities, payments or benefits that are not generally available to similarly-situated management employees and payments in excess of, or outside, the terms of a Company plan or policy.

Tax and Accounting Considerations

Federal income tax law generally prohibits publicly-held companies from deducting compensation paid to a named executive officer (other than a chief financial officer) that exceeds $1 million during the tax year unless it is based upon attaining pre-established performance measures that are set by the Committee pursuant to a plan approved by the Company’s shareholders. The Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its shareholders including determining when to request shareholder approval of the Verizon incentive plans and when to award compensation that may not qualify for a tax deduction. The Committee considered the desirability of tax deductibility for performance-based executive compensation in determining to submit Verizon’s Long-Term Plan to the shareholders for approval in 2009.

Compensation paid to the named executive officers under the Short-Term Plan is intended to meet the performance-based exception for deductibility under the tax laws. Any compensation paid with respect to the 2008-2010 and 2009-2011 performance cycles under the Long-Term Plan would not be deductible because at the time the awards were granted, the categories of performance measures under the Long-Term Plan had not been approved by Verizon’s shareholders. Management has advised the Committee that not having a tax deduction for payments (if any) under the Long-Term Plan for these performance cycles is not expected to be material to Verizon’s overall tax liability. With shareholder approval of Verizon’s Long-Term Plan in 2009, the Long-Term Plan once again meets the performance-based exception, and future performance-based awards paid under the Long-Term plan will be deductible until such time as shareholder approval of the Long-Term Plan is once again required.

The Committee also considers the effect of certain accounting rules that apply to the various aspects of the compensation program available to the named executive officers. The Committee reviews potential accounting effects in determining whether its compensation actions are in the best interests of the Company and its shareholders. The Committee has been advised by management that the impact of the variable accounting treatment required for long-term incentive awards that are payable in cash (as opposed to fixed accounting treatment for awards that are payable in shares) will depend on future stock performance.

Stock Ownership Guidelines

To further align the interests of Verizon’s management with those of its shareholders, the Committee has approved guidelines that require each named executive officer and other executives to maintain certain stock ownership levels.

•	The guidelines require the CEO to maintain share ownership equal to at least seven times his base salary and require the other named executive officers to maintain share ownership equal to at least four times their base salaries.
•	The guidelines also prohibit an executive from short-selling or engaging in any financial activity where they would benefit from a decline in Verizon’s stock price.

In determining whether an executive meets the required ownership level, the calculation includes any shares held by the executive directly or through a broker, shares held through the Verizon 401(k) plan or the Verizon nonqualified savings plan and other deferred compensation plans and arrangements that are valued by reference to Verizon’s stock. The calculation does not include any existing or future PSUs and RSUs that are payable in cash or are unvested.

Recovery of Incentive Payments

The Committee believes that it is appropriate that the Company’s compensation plans and agreements provide for financial penalties to an executive who engages in fraudulent or other inappropriate conduct. Accordingly, the Committee has adopted a policy that enables the Company to recapture and cancel certain incentive payments received by an executive who has engaged in financial misconduct. The Committee reviews this policy from time to time and will refine the current policy to take into account changes in applicable law, including, for example, any changes that may be required under the Dodd-Frank Act.

Compensation Tables

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards[1] ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation[2] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($) (h)	All Other Compensation[4] ($) (i)	Total ($) (j)
Ivan G. Seidenberg	2010	2,100,000	0	11,156,252	0	3,937,500	264,610	707,644	18,166,006
Chairman & CEO	2009	2,100,000	0	11,079,000	0	2,953,125	521,924	880,282	17,534,331
	2008	2,100,000	0	13,125,010	0	3,740,625	420,738	946,754	20,333,127

Lowell C. McAdam	2010	913,462	0	4,307,642	0	1,736,538	28,410	209,848	7,195,900
President & COO	2009	825,000	0	8,156,404	0	696,094	310,755	284,534	10,272,787
	2008	823,077	0	4,331,649	0	881,719	1,310,261	288,945	7,635,651

Virginia P. Ruesterholz	2010	700,000	0	3,123,791	0	787,500	93,220	118,934	4,823,445
Executive Vice President & President – Verizon Services Operations

Daniel S. Mead	2010	598,077	0	2,565,964	0	815,625	68,475	133,690	4,181,831
Executive Vice President & President & CEO – Verizon Wireless Joint Venture

Francis J. Shammo	2010	611,538	0	2,677,535	0	759,375	5,024	106,416	4,159,888
Executive Vice President & CFO

John F. Killian	2010	825,000	0	3,681,589	0	928,125	29,379	1,940,662	7,404,755
Former Executive Vice President & CFO	2009	793,693	0	7,859,163	0	696,094	152,821	292,150	9,793,921

[1]

The amounts in this column reflect the grant-date fair value of the PSUs and RSUs based on Verizon’s stock price on the grant date. The grant date fair value of PSUs awarded to the named executive officers has been determined based on the vesting of 100% of the nominal PSUs awarded, which is the performance threshold the Company believes is most likely to be achieved under the grants.

The following table reflects the grant date fair value of the PSUs included in this column of the Summary Compensation Table, as well as the maximum value of these awards to the named executive officers, if, due to the Company’s performance during the applicable performance cycle, the PSUs vested at their maximum level based on Verizon’s stock price on the grant date of the awards:

	Grant Date Fair Value of PSUs					Maximum Value of PSUs*
Name	2008 ($)	2009 ($)	2009 Special Award ($)		2010 ($)	2008 ($)	2009 ($)	2009 Special Award ($)		2010 ($)
Mr. Seidenberg	13,125,010	11,079,000	NA		11,156,252	26,250,020	22,158,000	NA		22,312,504
Mr. McAdam	2,599,063	2,193,905	4,500,000		2,584,573	5,198,126	4,387,810	9,000,000		5,169,146
Ms. Ruesterholz	NA	NA	NA		1,874,263	NA	NA	NA		3,748,526
Mr. Mead	NA	NA	NA		1,539,578	NA	NA	NA		3,079,156
Mr. Shammo	NA	NA	NA		1,606,515	NA	NA	NA		3,213,030
Mr. Killian	NA	2,015,498	4,500,000	**	2,208,948	NA	4,030,996	9,000,000	**	4,417,896

*	Does not include dividend equivalent units, which would accrue on the vested portion of the award.
**	Upon his retirement on December 31, 2010, Mr. Killian forfeited the $4.5 million Special PSU Award granted to him in 2009 as described on page 42.
[2]	The amounts in this column for 2010 reflect the 2010 Short-Term Plan award paid to the named executive officers in February 2011 as described on pages 34-37.

[3]

The amounts in this column for 2010 reflect the sum of the change in the actuarial present value of the accumulated benefit under the defined benefit plans and the above-market earnings on amounts held in nonqualified deferred compensation plans as follows: $39,152 and $225,458 for Mr. Seidenberg; $70,422 and $22,798 for Ms. Ruesterholz; and $27,221 and $41,254 for Mr. Mead. For Mr. McAdam and Mr. Killian, there was a reduction in pension value of $42,441 and $12,761, respectively, based on the applicable calculation formula. Mr. Shammo is not eligible for pension benefits. Accordingly, the amounts shown in this column for Messrs. McAdam, Shammo and Killian reflect above-market earnings only. Verizon’s defined benefit plans were frozen as of June 30, 2006, and Verizon stopped all future benefit accruals under these plans as of that date. All accruals under the Verizon Wireless pension plan were frozen as of December 31, 2006.

[4]	The following table provides the detail for 2010 compensation reported in the “All Other Compensation” column:

Name	Personal Use of Company Aircraft[a] ($)	Personal Use of Company Vehicle[b] ($)	Company Contributions to the Qualified Savings Plan ($)	Company Contributions to the Nonqualified Deferral Plan ($)	Company Contributions to the Life Insurance Benefit[c] ($)	Senior Manager Severance Plan[d] ($)	Other[e] ($)	All Other Compensation Total ($)
Mr. Seidenberg	144,276	13,841	17,150	336,568	186,614	0	9,195	707,644
Mr. McAdam	24,517	0	17,150	94,634	55,425	0	18,122	209,848
Ms. Ruesterholz	0	0	17,150	72,905	24,884	0	3,995	118,934
Mr. Mead	0	0	17,150	54,009	44,819	0	17,712	133,690
Mr. Shammo	0	0	14,323	61,500	20,593	0	10,000	106,416
Mr. Killian	0	0	14,700	91,732	41,089	1,783,141	10,000	1,940,662

a)

The aggregate incremental cost of the personal use of a Company aircraft is determined by multiplying the total 2010 personal flight hours by the incremental aircraft cost per hour. The incremental aircraft cost per hour is derived by adding the annual aircraft maintenance costs, fuel costs, aircraft trip expenses and crew trip expenses, and then dividing by the total annual flight hours.

b)

The aggregate incremental cost of the personal use of a Company vehicle is determined by (i) calculating the incremental vehicle cost per mile by dividing the annual lease and fuel costs by the total annual miles, (ii) multiplying the total 2010 personal miles by the incremental vehicle cost per mile and (iii) adding the incremental driver cost (the 2010 driver hours for personal use multiplied by the driver’s hourly rate).

c)

Executive life insurance is available to executives on a voluntary basis. Executives who choose to participate in this program are excluded from the basic and supplemental life insurance programs that Verizon provides to management employees. The executive owns the insurance policy and is responsible for paying the premiums. However, Verizon pays each executive an amount, which is shown in this column that is equal to a portion of the premium. Executives who choose not to participate in the executive life insurance plan do not receive that payment. For Messrs. McAdam, Mead and Shammo, the executive life insurance policy provides a death benefit equal to two times the sum of the executive’s base salary plus his or her short-term incentive opportunity at the threshold level if the executive dies before a designated date. This date is the latest of the participant’s retirement date, the date on which the participant reaches age 60 or the fifth anniversary of plan participation. For Messrs. Seidenberg and Killian and Ms. Ruesterholz the executive life insurance policy provides for a death benefit equal to approximately $10 million, $4.5 million and $3.8 million, respectively, subject to 5% annual benefit increases if the executive is both active and age 60 or younger, as a result of the preservation of benefits under a predecessor company’s plan.

d)

This column represents the separation benefits payable to Mr. Killian in connection with his departure on December 31, 2010 under the terms of the Senior Manager Severance Plan as described in the Compensation Discussion and Analysis on page 42.

e)

This column represents the total amount of other perquisites and personal benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of all perquisites. These other benefits consist of: (i) for Messrs. Seidenberg, Shammo and Killian, financial planning services; (ii) for Mr. McAdam, financial planning services, personal travel and reimbursement of a portion of out-of-pocket fees for routine preventive medical examinations; (iii) for Ms. Ruesterholz, reimbursement of a portion of out-of-pocket fees for routine preventive medical examinations; and (iv) for Mr. Mead, financial planning services and personal travel. The Company provides each of the named executive officers with a financial planning benefit equal to the Company’s payment for the services, up to $10,000. Because Mr. Seidenberg’s benefit is provided under a predecessor company’s program, he receives imputed income on 100% of the value reported. All of the other named executive officers that participate in Verizon’s financial planning program receive imputed income on 50% of the value reported. The aggregate incremental cost of personal travel for Messrs. McAdam and Mead is equal to the direct expense related to Messrs. McAdam’s and Mead’s spouses’ attendance at a business event at the request of the Company. Expenses include lodging, ground transportation, meals and other travel-related items.

Plan-Based Awards

The following table provides information about the 2010 awards granted under the Short-Term Plan and the Long-Term Plan to each named executive officer.

Grants of Plan-Based Awards

Name (a)	Type of Award[1]	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units[4] (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards[5] ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. Seidenberg	STIP	—	2,625,000	3,937,500	5,250,000
	PSU	2/4/2010				194,835	389,670	779,340				11,156,252
Mr. McAdam	STIP	—	1,157,692	1,736,538	2,315,384
	PSU	2/4/2010				38,578	77,155	154,310				2,208,948
	PSU	11/4/2010				5,603	11,206	22,412				375,625
	RSU	2/4/2010							51,437			1,472,641
	RSU	11/4/2010							7,471			250,428
Ms. Ruesterholz	STIP	—	525,000	787,500	1,050,000
	PSU	2/4/2010				32,733	65,465	130,930				1,874,263
	RSU	2/4/2010							43,644			1,249,528
Mr. Mead	STIP	—	543,750	815,625	1,087,500
	PSU	2/4/2010				26,888	53,775	107,550				1,539,578
	RSU	2/4/2010							35,850			1,026,386
Mr. Shammo	STIP	—	506,250	759,375	1,012,500
	PSU	2/4/2010				28,057	56,113	112,226				1,606,515
	RSU	2/4/2010							37,409			1,071,020
Mr. Killian	STIP	—	618,750	928,125	1,237,500
	PSU	2/4/2010				38,578	77,155	154,310				2,208,948
	RSU	2/4/2010							51,437			1,472,641

[1]	These awards are described in the Compensation Discussion and Analysis on pages 34-39.
[2]	The actual amount awarded in 2010 was paid in February 2011 and is shown in column (g) of the Summary Compensation Table on page 44.
[3]

These columns reflect the potential payout range of PSU awards granted in 2010. The February 4 grants are the grants made in accordance with the Company’s annual compensation process, as described on pages 37-39. The November 4 grants to Mr. McAdam are the grants associated with the increase to his compensation in connection with his promotion, as described on page 38. At the conclusion of the three-year performance period, payouts can range from 0% to 200% of the target award based on Verizon’s relative TSR position as compared with the Related Dow Peers, as described in more detail on page 39. PSUs and the applicable dividend equivalents are paid only if Verizon’s relative TSR meets or exceeds threshold performance objectives. When dividends are distributed to shareholders, dividend equivalents are credited on the PSU awards in an amount equal to the dollar amount of dividends on the total number of PSUs credited as of the dividend distribution date and divided by the fair market value of the Company’s common stock. Based on the Company’s most recent quarterly dividend of $0.4875 per share, the Company estimates that the named executive officers will receive the following number of additional PSUs in the form of dividend equivalents if Verizon’s relative TSR meets target performance: 102,405 PSUs for Mr. Seidenberg; 21,728 PSUs for Mr. McAdam; 17,204 PSUs for Ms. Ruesterholz; 14,132 PSUs for Mr. Mead; 14,746 for Mr. Shammo; and 20,276 PSUs for Mr. Killian.

[4]

This column reflects the RSU awards granted in 2010 to the named executive officers. When dividends are distributed to shareholders, dividend equivalents are credited on the RSU awards in an amount equal to the dollar amount of dividends on the total number of RSUs credited as of the dividend distribution date and divided by the fair market value of the Company’s common stock.

[5]

This column reflects the grant date fair value of each equity award based on the closing price of Verizon’s common stock on the grant date. For PSUs, the grant date fair value has been determined based on the vesting of 100% of the nominal PSUs awarded, which is the performance threshold the Company believes is the most likely to be achieved under the grants.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested[1] (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3] (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($) (j)	Grant Date
Mr. Seidenberg	844,865	0	0	52.24	1/10/2011	0	0	211,080	7,552,442	2/5/2009
	810,421	0	0	45.23	1/23/2012	0	0	871,296	31,174,971	2/4/2010
	529,804	0	0	35.81	2/2/2013
	504,077	0	0	34.15	2/3/2014
Mr. McAdam[5]	420,863	0	0	13.89	3/31/2014	55,728	1,993,948	41,799	1,495,568	2/5/2009
						0	0	233,767	8,364,183	12/18/2009
						64,977	2,324,877	194,929	6,974,560	2/4/2010
Ms. Ruesterholz	52,808	0	0	52.24	1/10/2011	45,257	1,619,295	33,943	1,214,481	2/5/2009
	52,420	0	0	45.23	1/23/2012	48,794	1,745,849	146,379	5,237,441	2/4/2010
	40,472	0	0	35.81	2/2/2013
Mr. Mead	0	0	0			35,464	1,268,902	26,598	951,676	2/5/2009
						40,080	1,434,062	120,240	4,302,187	2/4/2010
Mr. Shammo	0	0	0			30,807	1,102,274	23,102	826,590	2/5/2009
						41,823	1,496,427	125,468	4,489,245	2/4/2010
Mr. Killian	62,312			52.24	1/10/2011	51,200	1,831,936	38,400	1,373,952	2/5/2009
	62,215			45.23	1/23/2012	57,506	2,057,565	172,517	6,172,658	2/4/2010

[1]

The annual 2009 and 2010 RSU awards vest on December 31, 2011 and December 31, 2012, respectively. RSUs accrue quarterly dividends that are reinvested into the participant’s account as additional RSUs and will be included in the final RSU payment if the awards vest. This column includes dividend equivalent units that have accrued through December 31, 2010.

[2]	The value of these awards was calculated by using a share price of $35.78, the closing price of Verizon’s common stock on December 31, 2010.
[3]

The 2009 and 2010 PSU awards vest on December 31, 2011 and December 31, 2012, respectively. Mr. McAdam’s 2009 Special PSU award vests on December 31, 2012. PSUs and the applicable dividend equivalents are paid to the extent that Verizon’s performance meets or exceeds the applicable threshold performance objectives. As required by SEC rules, the number of units in this column represents the 2009 PSU awards at threshold value, the 2010 PSU awards at maximum value and the 2009 Special PSU Awards at the top end of the discretionary range, in each case including accrued dividend equivalents through December 31, 2010 that will be paid to the executives if the awards vest at the indicated levels.

[4]	This column represents the value of the PSU awards listed in column (i) based on a share price of $35.78, the closing price of Verizon’s common stock on December 31, 2010.
[5]

Each option award listed for Mr. McAdam represents unexercised partnership value appreciation rights granted by Verizon Wireless, his employer on the date the rights were granted. When he exercises these rights he will receive a cash amount equal to the difference between the then current value of the corresponding Verizon Wireless partnership rights over the exercise price for such rights as reported in the table. The Option Awards section of the table shows the number of unexercised partnership value appreciation rights held by Mr. McAdam at year-end, the exercise price and expiration date of the award. The values in the Stock Awards section of the table are attributable to grants of Verizon RSU and PSU awards. The 2010 RSUs listed in column (g) and the 2010 PSUs listed in column (i) include 7,471 units and 11,206 units, respectively, which were awarded to Mr. McAdam on November 4, 2010 in connection with his promotion.

Value Realized from Stock Options and Certain Stock-Based Awards

The following table reports the number of options that the named executive officers exercised in 2010 and the value realized from the vesting of the following stock-based awards:

•	2008 PSUs that vested on December 31, 2010; and
•	2008 RSUs that vested on December 31, 2010 for Mr. McAdam, Ms. Ruesterholz, Mr. Mead, Mr. Shammo and Mr. Killian.

In 2011, based on the Company’s relative TSR, the Committee approved a payment of 100% of the target number of PSU awards granted for the 2008-2010 performance cycle for all participants, including the named executive officers. Verizon’s TSR ranked in the 61st percentile when compared to the companies in the Related Dow Peers. For Mr. Seidenberg, the Board approved his 2008 PSU award payment, including the portion relating to strategic initiatives as described on pages 39-40. The values of the 2008 PSU awards for Mr. Seidenberg, Mr. McAdam, Ms. Ruesterholz, Mr. Mead, Mr. Shammo and Mr. Killian were $30,000,000, $3,211,650, $2,608,039, $1,757,413, $916,832 and $2,950,481, respectively, and the value of the 2008 RSUs for Mr. McAdam, Ms. Ruesterholz, Mr. Mead, Mr. Shammo and Mr. Killian were $2,140,948, $1,738,692, $1,171,608, $611,374 and $1,966,987, respectively.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting[1] ($) (e)
Mr. Seidenberg	0	0	838,457	30,000,000
Mr. McAdam	0	0	149,598	5,352,598
Ms. Ruesterholz	0	0	121,485	4,346,731
Mr. Mead	0	0	81,862	2,929,021
Mr. Shammo	0	0	42,711	1,528,206
Mr. Killian	0	0	137,436	4,917,468
[1]

The amounts in this column include $3,260,048 for Ms. Ruesterholz and $2,929,021 for Mr. Mead that were deferred under the Verizon Executive Deferral Plan in 2011 when the amounts would otherwise have been paid.

Pension Plans

Effective June 30, 2006, Verizon froze all future pension accruals under its management tax-qualified and supplemental defined benefit retirement plans. All accruals under the Verizon Wireless defined benefit retirement plan were frozen as of December 31, 2006. Each of the named executive officers other than Mr. Shammo is eligible for a frozen pension benefit.

Verizon Management Pension Plan and Verizon Excess Pension Plan.  The Verizon Management Pension Plan is a tax qualified defined benefit pension plan and the Verizon Excess Pension Plan is a nonqualified defined benefit pension plan. Messrs. Seidenberg, Mead and Killian and Ms. Ruesterholz are eligible for benefits under the Verizon Management Pension Plan and the Verizon Excess Pension Plan. Mr. McAdam is not eligible for benefits under either of these plans because he was employed by Verizon Wireless prior to January 1, 2007.

Until June 30, 2006, Messrs. Seidenberg and Killian and Ms. Ruesterholz were eligible to receive pension benefits under either (i) a cash balance formula that provided for retirement pay credits equal to between four and seven percent (depending on age and service) of annual eligible pay for each year of service or (ii) a highest average pay formula based on 1.35% of the executive’s average annual eligible pay for the five highest consecutive years for each year of service. Under the cash balance formula, a participant’s account balance is also credited with monthly interest based upon the prevailing market yields on certain U.S. Treasury obligations. Eligible pay under the Verizon Management Pension Plan consisted of the employee’s base salary and the short-term incentive award, up to the IRS qualified plan compensation limit. Pension benefits for all eligible pay in excess of the IRS limit were provided under the Verizon Excess Pension Plan based on the cash balance formula.

As a former employee of GTE Wireless Incorporated, Mr. Mead was eligible for a pension benefit based on the better of two highest average pay formulas. The first formula was based on 1.35% of his average annual eligible pay for the five highest consecutive eligible years of service. The second formula was based on eligible pay for the five highest consecutive eligible years of service and was integrated with social security, with a 1.15% accrual for eligible pay under the social security integration level and a 1.45% accrual above the social security integration level.

Both of these formulas were discontinued on May 31, 2004 for former GTE Wireless Incorporated employees employed by Verizon Wireless, and Mr. Mead ceased to accrue a pension under those formulas on May 31, 2004. Effective October 23, 2005, Mr. Mead transferred from Verizon Wireless to Verizon Communications, and he started to again earn a pension under the better of (i) the 1.35% highest average pay formula or (ii) the cash balance formula. Mr. Mead’s service with Verizon Wireless from June 1, 2004 through October 22, 2005 was excluded from any pension calculation. Accruals under the 1.35% highest average pay formula and cash balance formula were frozen effective June 30, 2006, and as a transition matter plan participants (including Mr. Mead) were provided additional benefits until the end of 2007.

At the time of Mr. Mead’s transfer from Verizon Wireless to Verizon Communications effective October 23, 2005, the value of his nonqualified benefit was determined as a lump sum, and a nonqualified cash balance account was created under the Verizon Excess Pension Plan using this value as the opening balance as of November 1, 2005. Mr. Mead earned retirement pay credits equal to 7% (based on age and eligible service) of annual eligible pay in excess of the pay cap for each year of service after October 23, 2005, including monthly interest credits. Accruals under the nonqualified cash balance formula were frozen effective June 30, 2006, and as a transition matter plan participants (including Mr. Mead) were provided additional benefits until the end of 2007.

Verizon Wireless Retirement Plan.  In 2001, Verizon Wireless consolidated the pension plans of several predecessor companies under the Verizon Wireless Retirement Plan. Mr. McAdam is entitled to both a tax-qualified and a nonqualified pension benefit under this plan. Mr. McAdam’s tax-qualified pension benefit was determined under two formulas: (i) for the period from January 1, 2001 until May 31, 2004, a cash balance formula that provided pay credits equal to two percent of annual eligible pay up to the IRS compensation limit (under the cash balance formula, a participant’s account balance is also credited on an ongoing basis with interest credits based upon the 30-year Treasury bond); and (ii) a final average pay formula based on 24 years of service multiplied by 1.45% of Mr. McAdam’s average annual eligible pay for the five final consecutive years for each year of service through the end of 2006. In 2008, the Verizon Wireless Retirement Plan was amended to recognize eligibility service and age increases for employees who transferred to Verizon Communications on or after January 1, 2001. As a result, Mr. McAdam can continue to accrue service towards an unreduced service pension. Mr. McAdam’s nonqualified plan benefit was determined using the 1.45% final average pay formula and was calculated based on 10 years of service and only included his eligible pay in excess of the IRS compensation limit through the end of 2006, at which time no further adjustments to eligible pay were recognized under the plan. For Mr. McAdam, eligible pay consisted of base salary and the short-term incentive award. No participant under the plan was eligible for cash balance credits under the nonqualified portion of the plan.

The following table illustrates the actuarial present value as of December 31, 2010 of pension benefits accumulated by the named executive officers, other than Mr. Shammo, who is not eligible for pension benefits.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit[1] ($) (d)	Payments During Last Fiscal Year ($) (e)
Mr. Seidenberg	Verizon Management Pension Plan	45	1,679,754	0
	Verizon Excess Pension Plan	6	1,300,822	0
Mr. McAdam	Verizon Wireless Retirement Plan - Qualified	27	1,073,396	0
	Verizon Wireless Retirement Plan - Nonqualified	10	1,619,934	0
Ms. Ruesterholz	Verizon Management Pension Plan	27	720,340	0
	Verizon Excess Pension Plan	6	157,559	0
Mr. Mead	Verizon Management Pension Plan	32	1,072,500	0
	Verizon Excess Pension Plan	5	3,309,510	0
Mr. Killian	Verizon Management Pension Plan	32	1,117,141	0
	Verizon Excess Pension Plan	6	231,322	0

[1]

The values are based on the assumptions for the actuarial determination of pension benefits as required by the relevant accounting standards as described in note 12 to the Company’s consolidated financial statements for the year ended December 31, 2010, as included in the Company’s 2010 Annual Report to Shareowners. However, in accordance with the requirements for this table, the values are calculated using the executive’s retirement at the earliest age at which he or she can retire without having the retirement benefit reduced under the plan. For Mr. McAdam, the assumptions are generally the same as described above.

Defined Contribution Savings Plans

During 2010, Messrs. Seidenberg, McAdam, Shammo and Killian and Ms. Ruesterholz were eligible to participate in the Company’s tax-qualified defined contribution savings plan, the Verizon Management Savings Plan, which is referred to as the Savings Plan, and its nonqualified defined contribution savings plan, the Verizon Executive Deferral Plan, which is referred to as the Deferral Plan. The named executive officers participate in these plans on the same terms as other participants in these plans.

Messrs. Seidenberg, McAdam, Shammo and Killian and Ms. Ruesterholz were permitted to defer up to 16% of their eligible pay into the Savings Plan provided they did not exceed the IRS qualified plan compensation limit. Verizon provides a matching contribution equal to 100% of the first 6% of eligible pay that any participant contributes to the Savings Plan. If a participant’s compensation exceeds the IRS compensation limit, he or she can generally contribute additional amounts into the Deferral Plan, and Verizon provides a matching contribution percentage under that plan equal to the matching contribution in the Savings Plan. Under the Deferral Plan, a participant may defer up to 100% of base salary in excess of the IRS compensation limit, short-term incentive compensation and long-term incentive compensation. Deferrals of long-term incentive compensation, such as PSUs and RSUs, are not eligible for Company matching contributions.

Participants in the Savings Plan and the Deferral Plan are eligible for an additional discretionary matching contribution of up to 3% of eligible pay. In determining whether to make a discretionary matching contribution, the Committee uses the same criteria it uses to determine the short-term incentive award paid to employees at the corporate level. For example, if the Short-Term Plan award for corporate employees is paid at target, employees who participate in the Savings Plan and employees who participate in the Deferral Plan would be eligible for up to an additional 2% in Company matching contributions. Employees must contribute at least 6% of their eligible pay to the Savings Plan and the Deferral Plan in order to be eligible for the full discretionary matching contribution. For 2010, based upon the Short-Term Plan award being paid at 100% of target, a 1.75% discretionary matching contribution was approved.

During 2010, Mr. Mead participated in the Verizon Wireless Savings and Retirement Plan and the Verizon Wireless Executive Deferral Plan on the same terms as other participants in those plans. Mr. Mead was permitted to defer up to 16% of his eligible pay into the Verizon Wireless Savings and Retirement Plan provided he did not exceed the IRS qualified plan compensation limit. Verizon Wireless provides a matching contribution equal to 100% of the first 6% of eligible pay that any participant contributes to the Verizon Wireless Savings and Retirement Plan. If a participant’s compensation exceeds the IRS compensation limit, he or she can contribute additional amounts into the Verizon Wireless Executive Deferral Plan, and Verizon Wireless provides a matching contribution percentage under that plan equal to the matching contribution in the Verizon Wireless Savings and Retirement Plan. Under the Verizon Wireless Executive Deferral Plan, a participant may defer up to 100% of base salary in excess of the IRS compensation limit and short-term incentive compensation.

Participants are eligible for an additional discretionary profit-sharing contribution to the Verizon Wireless Savings and Retirement Plan and Verizon Wireless Executive Deferral Plan of up to 3% of eligible pay. In determining whether to make a profit-sharing contribution, the Verizon Wireless Human Resources Committee uses the same criteria it uses to determine the short-term incentive award paid to employees at the company level. For 2010, based upon Verizon Wireless’ performance, a 2.5% profit-sharing contribution was approved. Mr. Mead receives a prorated portion of a profit-sharing contribution in the Verizon Wireless Executive Deferral Plan attributable to pay earned in excess of the annual IRS qualified plan compensation limit and/or contributions in excess of the annual IRS qualified plan additions limit.

Participants in the Verizon Communications and Verizon Wireless Executive Deferral Plans may elect to invest these amounts in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services or in the other hypothetical investment options available to all plan participants.

Messrs. Seidenberg, Mead and Killian and Ms. Ruesterholz also have account balances under the Income Deferral Plan (referred to as the IDP). The IDP is a nonqualified deferred compensation plan that was the predecessor to the Deferral Plan. The IDP was amended to freeze the accrual of benefits under the plan as of the close of business on December 31, 2004. Participants in the IDP no longer accrue any additional benefits other than market-based investment earnings or losses on their individual accounts. No new deferrals were permitted after 2004. Participants retain the ability to invest their frozen accounts in the investment options available under the plan. Participants in the IDP do not receive matching contribution credits or retirement credits under the plan.

The following table shows the 2010 account activity for each named executive officer and includes each executive’s contributions, Company matching contributions, earnings, withdrawals and distributions and the aggregate balance of his or her total deferral account as of December 31, 2010.

Nonqualified Deferred Compensation

Name (a)		Executive Contributions in Last FY1 ($) (b)	Registrant Contributions in Last FY2 ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions[3] ($) (e)	Aggregate Balance at Last FYE[3] ($) (f)
Mr. Seidenberg	Verizon Executive Deferral Plan	288,488	336,568	867,689	0	6,663,434	[4]
	Verizon Income Deferral Plan	0	0	5,839,448	0	55,664,991	[4]
Mr. McAdam	Verizon Executive Deferral Plan	81,874	94,634	226,655	0	2,816,617
	Verizon Wireless Executive Deferral Plan	0	0	21,236	0	398,005
	Verizon Wireless Executive Savings Plan	0	0	100,982	0	1,892,579
Ms. Ruesterholz	Verizon Executive Deferral Plan	582,406	72,905	466,330	(475,872)	3,072,026
	Verizon Income Deferral Plan	0	0	308,416	0	2,923,894
Mr. Mead	Verizon Executive Deferral Plan	975,716	8,773	608,553	0	5,678,527
	Verizon Income Deferral Plan	0	0	13,428	0	251,670
	Verizon Wireless Executive Deferral Plan	288,880	45,236	82,186	0	1,620,023
	Verizon Wireless Executive Savings Plan	0	0	81,778	0	1,270,183
Mr. Shammo	Verizon Executive Deferral Plan	51,433	61,500	431,129	0	1,969,059
	Verizon Wireless Executive Deferral Plan	0	0	6,460	0	121,075
	Verizon Wireless Executive Savings Plan	0	0	120,610	0	960,495
Mr. Killian	Verizon Executive Deferral Plan	76,566	91,732	392,298	0	1,704,295
	Verizon Income Deferral Plan	0	0	256,233	0	4,630,181	[5]

[1]

Of the amounts listed in this column, the following amounts are also included in the Summary Compensation Table in columns (c) and (j): for Mr. Seidenberg, $111,300; for Mr. McAdam, $40,108; for Ms. Ruesterholz, $45,500; for Mr. Mead, $123,577; for Mr. Shammo, $21,992; and for Mr. Killian, $34,800.

[2]	The amounts listed in this column are also included in columns (i) and (j) of the Summary Compensation Table.
[3]

The aggregate amounts shown in columns (e) and (f) include the following amounts that were reported as compensation to the named executive officer in the Summary Compensation Table in previous proxy statements of the registrant:

•	For Mr. Seidenberg, a total of $41,457,559 was reported (1998 to 2010);
•	For Mr. McAdam, a total of $1,468,467 was reported (2008 to 2010); and
•	For Mr. Killian, a total of $168,693 was reported (2010).
[4]	For Mr. Seidenberg, approximately 39% of his aggregate balance is invested in Verizon share units.
[5]	For Mr. Killian, $1,723,109 of his aggregate balance reflects amounts received pursuant to his special retention account, which offset the severance payment owed to him as described on page 56.

Potential Payments Upon Termination or Change in Control

The following summaries and tables describe and quantify the potential payments and benefits that would be provided to each of our named executive officers if a termination of employment or change in control of Verizon had occurred on December 31, 2010 under Verizon’s compensation plans and agreements, and in the case of Mr. Killian, the separation benefits that he became entitled to receive in connection with his retirement on December 31, 2010.

As described in the Compensation Discussion and Analysis section of this proxy statement (referred to as the CD&A) on pages 41-42, in February 2010, the Committee decided that it would not extend any outstanding Verizon executive employment agreements and each of the outstanding executive employment agreements was amended in February 2010, effective December 31, 2009, to eliminate the Internal Revenue Code Section 280G “gross-up” protection that was provided under the terms of the agreement. The employment agreements with Messrs. McAdam and Killian and Ms. Ruesterholz expired on December 31, 2010. None of the other named executive officers had an employment agreement with Verizon in 2010.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts earned during the term of employment. This includes amounts accrued and vested under our pension plans and nonqualified deferred compensation plans, which are reported in the “Pension Benefits” and “Nonqualified Deferred Compensation” tables on pages 49 and 51, respectively. Those benefits are not included in the summaries and tables below.

In addition, amounts earned under our 2010 Short-Term Plan awards and amounts earned under our 2008 Long-Term Plan awards are not included in the summaries or tables below. Amounts earned under our 2010 Short-Term Plan awards are discussed in the CD&A on pages 34-37 and are reported in the Summary Compensation Table on page 44. Amounts earned under our 2008 Long-Term Plan awards are discussed in the CD&A on pages 39-40 and are reported in the Option Exercises and Stock Vested table on page 48. If a named executive officer’s employment had terminated on December 31, 2010 for any reason other than for cause, the full amount of the 2010 Short-Term Plan award and the full amount of the 2008 Long-Term Plan awards, in each case to the extent earned, would have been payable. These amounts would be determined and payable at the same time as awards are determined and paid to participating employees generally under those plans. In the event of a termination for cause, no amount would have been payable under these awards.

Potential Payments Upon Qualifying Separation or Involuntary Termination Without Cause

Mr. Seidenberg.  Mr. Seidenberg is not eligible to participate in the Senior Manager Severance Plan described below. Mr. Seidenberg is also not a party to an employment agreement with Verizon or any other agreement that would provide him with cash severance benefits in the event his employment is involuntarily terminated by Verizon without cause.

Senior Manager Severance Plan.  Verizon provides severance benefits to certain employees, including all of the named executive officers other than Mr. Seidenberg, under its Senior Manager Severance Plan, which was adopted by the Committee on February 5, 2010. Under the plan, a named executive officer is eligible to receive severance benefits if he or she experiences a “qualifying separation” from Verizon, which is generally defined as an involuntary termination by Verizon without cause, a voluntary termination by the executive solely due to the executive’s refusal to accept a qualifying reclassification or relocation (as those terms are defined in the plan) or a determination by the independent members of the Board that the named executive officer has incurred a qualifying separation. A severance benefit, if triggered, is payable to an executive only if the executive executes a release of claims against Verizon in the form satisfactory to Verizon and agrees not to compete or interfere with any Verizon business for a period of one year after termination from employment and always to protect Verizon’s trade secrets and proprietary information.

If a named executive officer incurs a qualifying separation under the plan, he or she is eligible to receive the following benefits: (i) a lump-sum cash separation payment equal to two times the sum of his or her base salary and target short-term incentive opportunity; and (ii) continued medical, dental and vision coverage for two years. In addition, if the executive’s qualifying separation occurs prior to the last day of the year, the executive will receive a prorated Short-Term Plan award for the year in which the termination occurs, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are payable to participating employees generally under the plan. To the extent that an executive also becomes eligible for severance benefits under an outstanding employment agreement, plan or any other arrangement, the executive’s cash severance payment under the Senior Manager Severance Plan will be reduced on a dollar-for-dollar basis by the amount or single-sum value of the severance benefits payable to the executive under such other agreement, plan or arrangement.

Other Benefits.  Upon an involuntary termination of employment without cause, each named executive officer would also be eligible to receive financial planning and outplacement services for one year following termination on the same basis as provided to other senior executives. In addition, under the terms of the executive life insurance plan, each named executive officer who is retirement eligible upon termination would be eligible to receive an annual payment from Verizon to pay a portion of the executive’s annual premiums on the life insurance policy owned by the executive until (i) in the case of Messrs. Seidenberg and Killian and Ms. Ruesterholz, the later of the executive’s attainment of age 70 or 20 years of plan participation, or (ii) in the case of Messrs. McAdam, Mead and Shammo, the latest of the executive’s attainment of age 60, the completion of 5 years of plan participation or qualifying retirement. Retirement eligibility is generally defined as having attained 75 points (age plus years of service) with at least 15 years of service.

Estimated Payments.  The following table shows Verizon’s estimate of the amount of benefits the named executive officers, other than Mr. Killian, would have been entitled to receive had their employment been involuntarily terminated without cause or terminated for good reason on December 31, 2010 and had incurred a qualifying separation under the Senior Manager Severance Plan. The actual payments and benefits Mr. Killian became entitled to receive upon his retirement on December 31, 2010 are discussed under the heading “Retirement of Mr. Killian” on page 56.

Name	Cash Separation Payment ($)	Continued Health Benefits[1] ($)	Outplacement Services ($)	Financial Planning ($)	Executive Life Insurance Benefit ($)
Mr. Seidenberg	NA	NA	NA	10,000	2,011,971
Mr. McAdam[2]	8,050,000	32,298	14,500	10,000	188,617
Ms. Ruesterholz[2]	2,975,000	32,298	14,500	10,000	808,898
Mr. Mead	3,081,250	22,405	14,500	10,000	116,019
Mr. Shammo	2,868,750	32,298	14,500	10,000	182,331

[1]	The amounts reflect Verizon’s estimated cost of providing medical, dental and vision coverage for two years.
[2]

Reflects the amount that would have been payable to the named executive officer under the Senior Manager Severance Plan in the absence of the executive’s employment agreement, which expired on December 31, 2010. Under the terms of the employment agreements, if the executive’s employment was involuntarily terminated by Verizon without cause or voluntarily terminated by the executive for good reason, the executive would have generally been eligible to receive the following benefits: (i) a lump-sum cash severance payment equal to the excess, if any, of two times the sum of his or her base salary and short-term incentive opportunity (at 50% of maximum) over the sum of any amounts payable to the executive under any Company sponsored severance plan, policy or arrangement, payable on the first business day that occurred six months after separation from service; (ii) stock options (and partnership value appreciation rights in the case of Mr. McAdam) would remain exercisable until the earlier of five years after the date of termination or the date on which the award expires; (iii) unvested PSUs and RSUs would vest in accordance with the terms of the outstanding award; and (iv) outplacement services to the extent that such services were available to other senior executives. In order to receive the benefits provided under the terms of the employment agreement, the executive would have been required to execute a release satisfactory to Verizon and agree not to compete or interfere with any Verizon business for a period of one year after termination from employment and always to protect Verizon’s trade secrets and proprietary information. The cash payments that would have been due to Mr. McAdam and Ms. Ruesterholz under their employment agreements had their employment been involuntarily terminated without cause or terminated for good reason on December 31, 2010, would have been $6,300,000 and $2,450,000, respectively.

Potential Payments Upon Death, Disability or Retirement

In the event of disability or a qualifying retirement, a named executive officer would be eligible to receive an annual payment from Verizon to pay a portion of the executive’s annual premiums on the life insurance policy owned by the executive until: (i) in the case of Messrs. Seidenberg and Killian and Ms. Ruesterholz, the later of the executive’s attainment of age 70 or 20 years of plan participation, or (ii) in the case of Messrs. McAdam, Mead and Shammo, the latest of the executive’s attainment of age 60, the completion of 5 years of plan participation or qualifying retirement.

Under the Short-Term Plan, if the named executive officer’s employment terminates due to death, disability or a qualifying retirement prior to the last day of the year, the executive would be eligible for a prorated Short-Term Plan award for the year in which the termination date occurred, determined based on the actual level of achievement of the performance criteria under the Short-Term Plan for the applicable year and payable at the time that awards are generally payable to participating employees under the plan. As described above, if the executive’s employment terminates on the last day of the year for any reason other than for cause, the full amount of the Short-Term Plan award would have been payable.

In addition, upon death, disability or a qualifying retirement, each named executive officer would also be eligible to receive financial planning for one year following termination on the same basis as provided to other executives. Upon disability, the named executive officers would also be eligible for disability benefits under the tax qualified and nonqualified disability plans.

Estimated Payments.  The following table shows Verizon’s estimate of the amount of benefits the named executive officers, other than Mr. Killian, would have been entitled to receive had their employment terminated due to death, disability or retirement on December 31, 2010, and in the case of Mr. Killian, Verizon’s estimate of the amount of benefits Mr. Killian would have been entitled to receive had his employment terminated due to death or disability on December 31, 2010. The payments and benefits Mr. Killian became entitled to receive upon his retirement on December 31, 2010 are discussed under the heading “Retirement of Mr. Killian” on page 56.

Name	Executive Life Insurance Benefit ($)	Disability Benefit[1] ($)	Financial Planning ($)
Mr. Seidenberg
Death	10,051,000	0	10,000
Disability	2,011,971	764,178	10,000
Retirement	2,011,971	0	10,000
Mr. McAdam[2]
Death	2,888,000	0	10,000
Disability	188,617	1,629,338	10,000
Retirement	188,617	0	10,000
Ms. Ruesterholz[2]
Death	3,763,000	0	10,000
Disability	808,898	1,993,242	10,000
Retirement	808,898	0	10,000
Mr. Mead
Death	2,014,000	0	10,000
Disability	116,019	1,572,087	10,000
Retirement	116,019	0	10,000
Mr. Shammo
Death	2,100,000	0	10,000
Disability	182,331	395,827	10,000
Retirement	NA	NA	NA
Mr. Killian[2]
Death	4,467,000	0	10,000
Disability	997,471	1,674,924	10,000
Retirement	997,471	0	10,000

[1]

Assumes that each named executive officer would be immediately eligible for long-term disability benefits from Verizon’s qualified and nonqualified disability benefit plans. Mr. Shammo does not participate in the nonqualified portion of the disability benefit. The assumptions used to calculate the value of the disability benefits include a discount rate of 5.75% and mortality and recovery based on the 1987 National Association of Insurance Commissioners Group Disability Table. These rates represent the probability of death or recovery between the date of disability and the payment end date. The qualified portion of the disability benefit for Mr. Seidenberg, Mr. McAdam, Ms. Ruesterholz, Mr. Mead, Mr. Shammo and Mr. Killian is estimated at $241,241, $514,361, $644,004, $496,287, $395,827 and $528,751, respectively, and the nonqualified portion of the benefit is estimated at $522,937, $1,114,977, $1,349,238, $1,075,800, $0, and $1,146,173, respectively. In order to receive the nonqualified portion of the disability benefit, the executive must pay the premium associated with the qualified portion of the benefit.

[2]

Under the terms of the expired employment agreements with Messrs. McAdam and Killian and Ms. Ruesterholz, if the executive’s employment terminated due to death, the executive would have received a lump-sum cash severance payment equal to one times the sum of his or her base salary and short-term incentive opportunity at 50% of maximum. If the executive’s employment terminated due to disability (as defined under Verizon’s long-term disability plan), the executive (or his or her estate) would have received a lump-sum cash severance payment equal to the excess, if any, of one times the sum of his or her base salary and short-term incentive opportunity at 50% of maximum over the sum of any amounts payable to the executive under any Company sponsored disability plans. The amounts of these cash payments due to death and disability would have been $3,150,000 and $1,520,662 for Mr. McAdam; $1,225,000 and $0 for Ms. Ruesterholz; and $1,443,750 and $0 for Mr. Killian, respectively. In addition, if the executive’s employment terminated on December 31, 2010 due to death, disability or a qualifying retirement, outstanding stock options (and partnership value appreciation rights in the case of Mr. McAdam) would have remained exercisable until the earlier of five years after the date of termination or the date on which the award expires.

Potential Payments Upon Change in Control

Verizon does not maintain any plans or arrangements that provide for any named executive officer to receive enhanced cash severance or other cash payments in connection with a change in control of Verizon. If the named executive officer’s employment terminates in connection with or following a change in control, he or she would be eligible for the same benefits, if any, that would become payable to the executive upon his or her termination under the circumstances as described above. Under the Short-Term Plan, if a change in control occurs, all outstanding awards will vest and become payable on the regularly scheduled payment date.

Under the Long-Term Plan, a change in control of Verizon is generally defined as the occurrence of any of the following:

•	Any person becomes a beneficial owner of shares representing twenty percent or more of Verizon’s outstanding voting stock;
•	Verizon consummates a merger, consolidation, reorganization or any other business combination; or
•	The Board adopts resolutions authorizing the liquidation or dissolution, or sale of all or substantially all of the assets, of Verizon.

However, a change in control will not occur if:

•	The amount of Verizon voting stock outstanding immediately before the transaction represents at least forty-five percent of the combined voting power of the corporation that survives the transaction;
•	Verizon Directors constitute at least one-half of the board of directors of the surviving corporation;
•	Verizon’s CEO is the CEO of the surviving corporation; and
•	The headquarters of the surviving corporation is located in New York, New York.

Under the Long-Term Plan approved by shareholders on May 7, 2009, if, in the 12 months following a change in control the participant’s employment is terminated by Verizon without cause, all then-unvested RSUs will vest and all then-unvested PSUs will vest at target level performance. With respect to awards granted under the Long-Term Plan prior to that date, such awards will vest as described above upon a change in control of Verizon.

If a named executive officer’s employment terminates as a result of an involuntary termination without cause, or his or her death, disability or retirement, all then-unvested RSUs will vest and all then-unvested PSUs will vest at target level performance; however, the 2009 Special PSU Award to Messrs. McAdam and Killian will be forfeited if the executive retires prior to December 31, 2012. As a result, Mr. Killian’s 2009 Special PSU Award terminated upon his retirement.

Estimated Payments.  The following table shows the estimated value of the payouts that the named executive officers could have received in respect of their outstanding equity awards if any of the following events occurred on December 31, 2010: (i) a change in control of Verizon without a termination of employment; (ii) a change in control of Verizon and an involuntary termination of employment without cause; and (iii) a termination of employment as a result of an involuntary termination without cause, death, disability or retirement. The table below estimates the value of the PSU and RSU awards granted in 2009 and 2010 that would have been payable pursuant to the terms of the award agreements upon retirement on December 31, 2010. These awards were calculated using the total number of units (including accrued dividend equivalents) on December 31, 2010 and $35.78, Verizon’s closing stock price on December 31, 2010.

Name	Change In Control Without Termination ($)	Change In Control And Termination Without Cause ($)	Termination Without Cause ($)	Retirement ($)	Death or Disability ($)
Mr. Seidenberg	15,104,885	30,692,370	30,692,370	30,692,370	30,692,370
Mr. McAdam	4,985,084	16,373,393	16,373,393	10,797,259	16,373,393
Ms. Ruesterholz	4,048,256	8,412,807	8,412,807	8,412,807	8,412,807
Mr. Mead	3,172,255	6,757,411	6,757,411	6,757,411	6,757,411
Mr. Shammo	2,755,417	6,496,467	6,496,467	NA	6,496,467
Mr. Killian	4,579,840	9,723,752	9,723,752	9,723,752	9,723,752

Retirement of Mr. Killian

In connection with Mr. Killian’s retirement from Verizon on December 31, 2010, the independent members of the Board determined that Mr. Killian’s retirement was a “qualifying separation” for purposes of the Senior Manager Severance Plan. The following table sets forth the payments and benefits Mr. Killian became entitled to receive upon his retirement.

Separation Payment[1] ($)	Continued Health Benefits[2] ($)	Equity[3] ($)	Financial Planning ($)	Outplacement Services ($)	Executive Life Insurance Benefit ($)
1,783,141	22,405	9,723,752	10,000	14,500	997,471

[1]

Represents the cash severance benefit payable under the Senior Manager Severance Plan reduced by $1,723,109, which reflects the amount previously provided to Mr. Killian in his special retention account under the Verizon Income Deferral Plan.

[2]	Represents Verizon’s estimated cost of providing medical, dental and vision coverage for two years.
[3]

Represents the value of the 2009 and 2010 PSU and RSU awards that would have been payable pursuant to the terms of the award agreements upon Mr. Killian’s retirement on December 31, 2010. The value of these awards was calculated using the total number of units (including accrued dividend equivalents) on December 31, 2010 and $35.78, Verizon’s closing stock price on December 31, 2010 and, for the PSUs, assuming vesting at the target amount. These awards will be paid on the regularly scheduled payment date following the end of the applicable performance period, and, in the case of the PSUs, only if and to the extent that the applicable performance criteria are satisfied.

Mr. Killian executed a release of claims satisfactory to Verizon as a condition to the receipt of the foregoing benefits and agreed not to compete or interfere with any Verizon business or solicit employees or customers of Verizon for one year following his retirement and always to protect Verizon’s trade secrets and proprietary information.

Non-Employee Director Compensation

In 2010, each non-employee Director of Verizon received an annual cash retainer of $85,000, and each Committee Chairperson of a standing Committee received an additional annual cash retainer of $15,000, with the exception of the Audit Committee Chairperson who received an additional $25,000 annual cash retainer. Each Director also received an annual grant of Verizon share equivalents valued at $130,000 on the grant date. No meeting fees were paid if a Director attended a Board or standing Committee meeting on the day before or the day of a regularly scheduled Board meeting. Each Director who attended such a meeting held on any other date received a meeting fee of $2,000.

In addition, in 2009 the Board established a committee composed of Mr. Stafford (Chairperson), Ms. Keeth and Mr. Price to assist the Board in responding to a shareholder demand. Each committee member received a meeting fee of $2,000 for each of the six meetings held by the committee during 2010.

A new Director who joins the Board receives a one-time grant of 3,000 Verizon share equivalents valued at the closing price on the date that the Director joins the Board.

All share equivalents are automatically credited to the Director’s deferred compensation account and invested in a hypothetical Verizon stock fund. Amounts in the deferred compensation account are paid in a lump sum in the year following the year that the Director leaves the Board.

Under the Verizon Executive Deferral Plan for Non-Employee Directors, Directors may defer all or part of their annual cash retainer and meeting fees. A Director may elect to invest these amounts in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services or in the other hypothetical investment options available to participants in Verizon’s Management Savings Plan.

Director Compensation

Name (a)	Fees Earned or Paid in Cash[1] ($) (b)	Stock Awards[2] ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($) (f)	All Other Compensation[4] ($) (g)	Total ($) (h)
Richard L. Carrión	91,000	130,000	0	0	4,318	0	225,318
M. Frances Keeth	111,000	130,000	0	0	0	0	241,000
Robert W. Lane	97,000	130,000	0	0	1,947	0	228,947
Sandra O. Moose*	114,000	130,000	0	0	3,398	0	247,398
Joseph Neubauer*	106,000	130,000	0	0	0	0	236,000
Donald T. Nicolaisen*	122,000	130,000	0	0	0	0	252,000
Thomas H. O'Brien	99,000	130,000	0	0	671	0	229,671
Clarence Otis, Jr.	99,000	130,000	0	0	2,728	0	231,728
Hugh B. Price	103,000	130,000	0	0	47	0	233,047
Rodney E. Slater	74,833	196,023	0	0	0	0	270,856
John W. Snow	89,000	130,000	0	0	0	0	219,000
John R. Stafford	103,000	130,000	0	0	8,772	0	241,772

*	Denotes a Committee Chairperson of a standing Committee.
[1]	This column includes all fees earned in 2010, whether paid in cash or deferred.
[2]

For each Director other than Mr. Slater, this column reflects the grant date fair value of the Director’s 2010 annual stock award valued at $130,000. For Mr. Slater, this column reflects the grant date fair value of his annual stock award valued at $108,333, which was prorated to reflect the portion of the year that he served on the Board, and includes the one-time grant of 3,000 Verizon share equivalents with the grant date fair value of $87,690 that he received upon his appointment to the Board on March 5, 2010. The following reflects the aggregate number of stock awards and the aggregate number of option awards outstanding as of December 31, 2010 for each person who served as a non-employee Director during 2010: Richard L. Carrión, 52,677 and 38,993; M. Frances Keeth, 23,330 and 0; Robert W. Lane, 32,503 and 17,264; Sandra O. Moose, 59,460 and 26,801; Joseph Neubauer, 75,486 and 36,657; Donald T. Nicolaisen, 29,585 and 0; Thomas H. O’Brien, 68,715 and 22,225; Clarence Otis, Jr., 29,046 and 0; Hugh B. Price, 50,859 and 26,801; Rodney E. Slater, 7,498 and 0; John W. Snow, 22,879 and 0; John R. Stafford, 60,802 and 26,801.

[3]	This column reflects above-market earnings on nonqualified deferred compensation plans. Non-employee Directors do not participate in any defined benefit pension plan.
[4]

Directors who were elected to the Board before 1992 participate in a charitable giving program. Directors who served as directors of NYNEX Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in ten annual installments commencing when a director retires or attains age 65 (whichever occurs later) or dies. Directors who served as directors of GTE Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in five annual installments commencing upon the director’s death. The GTE and NYNEX programs are financed through the purchase of insurance on the life of each participant. The charitable giving programs are closed to future participants. In 2010, the cost of maintaining and administering these programs was $62,185.

Security Ownership of Certain Beneficial Owners and Management

Principal Shareholders

On January 31, 2011, there were approximately 2.8 billion shares of Verizon common stock outstanding. The following table sets forth information about persons we know to beneficially own more than five percent of the shares of Verizon common stock, based on our records and information reported in filings with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.* 40 East 52nd Street New York, NY 10022	171,199,393	6.06

*	This information is based on a Schedule 13G filed with the SEC on February 9, 2011 by BlackRock, Inc., setting forth information as of December 31, 2010. The Schedule 13G states the BlackRock, Inc. has sole voting power and sole dispositive power with respect to the 171,199,393 shares.

Directors and Executive Officers

In the following table, you can find information showing the number of shares of Verizon common stock beneficially owned by each of the named executive officers, each Director and all executive officers and Directors as a group as of January 31, 2011. This information includes shares held in Verizon’s employee savings plans and shares that may be acquired within 60 days pursuant to the exercise of stock options and/or the conversion of certain stock units under deferred compensation plans. The aggregate number of shares owned by executive officers and Directors represents less than one percent of the total number of outstanding shares of Verizon common stock. Unless we have indicated otherwise, each individual and/or his or her family member(s) has or have sole or shared voting and/or investment power with respect to the securities. Executive officers and Directors also have interests in other stock-based units under Verizon deferred compensation plans and stock-based long-term incentive awards. We have included these interests in the “Total” column in the table below to show the total economic interest that the executive officers and Directors have in Verizon common stock.

Name	Stock[1]	Total[2]
Named Executive Officers:
Ivan G. Seidenberg*	2,002,037	3,978,883
Lowell C. McAdam*	62,544	683,425
Virginia P. Ruesterholz	109,539	541,150
Daniel S. Mead	8,468	336,036
Francis J. Shammo	7,945	295,588
John F. Killian	69,715	477,093
Directors:
Richard L. Carrión	33,823	83,733
M. Frances Keeth	—	23,330
Robert W. Lane	17,264	49,767
Sandra O. Moose	17,651	77,111
Joseph Neubauer	28,336	120,626
Donald T. Nicolaisen	—	29,585
Thomas H. O’Brien	22,620	91,335
Clarence Otis, Jr.	3,000	32,046
Hugh B. Price	19,878	68,569
Rodney E. Slater	—	7,498
John W. Snow	3,386	26,265
John R. Stafford	39,034	88,004

All of the above and other executive officers as a group**	3,026,405	8,871,781

*	Also serves as a Director.
**	Does not include shares held by Mr. Killian, who retired effective December 31, 2010.

[1]

In addition to direct and indirect holdings, the “Stock” column includes shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days and/or pursuant to the conversion of certain stock units under deferred compensation plans as follows: 1,844,302 shares for Mr. Seidenberg; 92,892 shares for Ms. Ruesterholz; 62,215 shares for Mr. Killian; 32,160 shares for Mr. Carrión; 17,264 shares for Mr. Lane; 17,651 shares for Dr. Moose; 27,507 shares for Mr. Neubauer; 17,651 shares for Mr. O’Brien; 19,820 shares for Mr. Price; and 29,484 shares for Mr. Stafford. The shares underlying the stock options and deferred compensation units may not be voted or transferred. No shares are pledged as security.

[2]

The “Total” column includes, in addition to shares listed in the “Stock” column, stock-based units under deferred compensation plans and stock-based long-term incentive awards, which may not be voted or transferred.

Section 16(a) Beneficial Ownership Reporting Compliance

SEC rules require that we disclose any late filings of stock transaction reports by our executive officers and Directors. Based solely on a review of the reports that we filed on behalf of these individuals or that were otherwise provided to us, our executive officers and Directors met all Section 16(a) filing requirements during calendar year 2010.

Other Business

Verizon is not aware of any other matters that will be presented at the annual meeting. If other matters are properly introduced, the proxy committee will vote the shares it represents by the proxies it has received in accordance with its judgment.

By Order of the Board of Directors,

William L. Horton, Jr.

Senior Vice President,

    Deputy General Counsel and

    Corporate Secretary

March 21, 2011

Appendix A

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted these Guidelines and the Committee Charters to provide a framework for the functioning of the Board. The Board will periodically review these materials and practices in light of ongoing developments and the Corporation’s needs to determine whether any changes are required.

Role of the Board

The business of the Corporation is conducted by management, under the direction of the Board of Directors. The Board, and each committee of the Board, has complete access to management. In addition, the Board and each committee have access to independent advisors as each deems necessary or appropriate.

Strategic Planning and Management Development.    At least once a year, the Board conducts a strategic planning session with management. The Board reviews succession planning and management development at least annually. The process includes consideration of organizational needs, competitive challenges, the potential of key managers, planning for future development and emergency situations.

Executive Sessions.    The independent Directors of the Board meet at least twice each year in executive session. The non-employee Directors of the Board meet at least three times each year in executive session. Any Director has the right to call a meeting or executive session of the independent Directors or of the non-employee Directors.

In at least one executive session, the Board assesses the process and effectiveness of the Board (including opportunities for continuing education and orientation of new Directors) and considers any other matters that the Directors request. In an executive session of independent Directors, the Board receives the Human Resources Committee’s report on the CEO’s performance and compensation.

Presiding Director.    At or prior to the Annual Meeting of Shareholders, the independent members of the Board of Directors shall elect an independent Director to serve as Presiding Director until the next Annual Meeting, or until his or her successor is elected and qualified. The Presiding Director shall act as liaison with the Chairman, in consultation with the other Directors. In addition, all Directors shall have direct and complete access to the Chairman at any time as they deem necessary or appropriate. The Presiding Director shall chair all executive sessions of the Board and all other meetings of the Board at which the Chairman is not present. The Presiding Director may, in his or her discretion, call a meeting of the Board or an executive session of the Board, and shall call an executive session at the request of any other Director.

The Presiding Director, in consultation with the Chairman, shall review and approve the schedule of meetings of the Board, the proposed agendas and the materials to be sent to the Board. Directors shall have the opportunity to provide suggestions for the meeting schedule, agenda items and materials to the Chairman or the Presiding Director.

Any shareholder or interested party may communicate directly with the Presiding Director:

Verizon Communications Inc.

Presiding Director

Board of Directors

140 West Street, 29th Floor

New York, New York 10007

Committees.    There are three (3) standing committees of the Board: Audit; Corporate Governance and Policy; and Human Resources. The members of the Audit, Corporate Governance and Policy and Human Resources committees will be independent as required by law or regulation. The Board may change the number of committees from time to time.

The responsibilities of each committee are set forth in its charter, which is approved by the Board and posted on the Corporation’s website. Each committee Chair approves the agenda and materials for each meeting and reports its actions and discussions to the Board as soon as practicable. At least annually, each committee conducts an assessment of its charter and its processes and effectiveness.

Membership.    The Corporate Governance and Policy Committee annually reviews and recommends the members and Chair of each committee for approval by the Board. The Committee periodically considers rotating Chairs and members of the committees.

Meetings.    Directors are expected to attend all meetings of the Board and each committee on which they serve. Directors are provided with a copy of the proposed agenda sufficiently in advance of each scheduled meeting in order to have the opportunity to comment on or make changes to the agenda. Directors standing for election are expected to attend the Annual Meeting of Shareholders.

Board Composition and Director Qualifications

The Board will periodically assess the needs of the Corporation to determine the appropriate size of the Board. At all times, a substantial majority of the Board will be independent and not more than two Directors will be current or former employees of Verizon.

Qualifications.    A candidate must:

♦	Be ethical;

♦	Have proven judgment and competence;

♦

Have professional skills and experience in dealing with a large, complex organization or in dealing with complex problems that are complementary to the background and experience represented on the Board and that meet the needs of the Corporation;

♦	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency; and

♦	Be willing and able to devote sufficient time to fulfill his or her responsibilities to Verizon and its shareholders.

In assessing the appropriate composition of the Board, the Corporate Governance and Policy Committee also considers other factors that are relevant to the current needs of the Corporation, including those that promote diversity.

Identification and Consideration of Candidates.    The Corporate Governance and Policy Committee considers candidates proposed by members of the Committee, other Directors, management and shareholders. The Committee considers candidates for re-election, provided that the candidate has consented to stand for re-election and tendered an irrevocable resignation to the Chairman of the Committee prior to nomination each year. All candidates are evaluated in the same manner. After the Committee has completed its evaluation, it presents its recommendation to the full Board for its consideration and approval. In presenting its recommendation, the Committee also reports on other candidates who were considered but not selected.

Verizon will conduct an orientation program for each new Director that includes, among other things, a review of the Corporation’s business, financial condition, strategy, ethical obligations, key issues and other relevant topics.

Independence.    A Director is considered independent if the Board finds that the Director is independent under the corporate governance listing standards of the New York Stock Exchange and the Nasdaq Stock Market. In addition, in evaluating independence, the Board will not consider a Director independent if:

1.	Within the past three years, the Director or a Member of the Director’s Immediate Family has:

♦	Been an employee of Verizon or a Verizon subsidiary (“Verizon”);

♦

Received during any 12-month period more than $100,000 in direct compensation from Verizon (other than Director’s compensation and other than pension or other deferred compensation for prior service with Verizon);

♦

Been an executive officer of a company where at the same time a Verizon executive officer or executive in compensation Band 1 (each a “Verizon Senior Executive”) served on the company’s compensation committee;

2.	The Director is retained under a personal or professional services contract by Verizon;

3.

The Director is an employee, or a Member of the Director’s Immediate Family is an executive officer, of a company that has made payments to, or received payments from, Verizon in an amount that, in any of the past three years, exceeded the greater of $1 million or one percent of that company’s consolidated gross revenues;

4.

The Director is an executive officer of a lender to Verizon and Verizon’s outstanding indebtedness to the lender in any of the past three years exceeded one percent of the lender’s outstanding loans at the end of the lender’s fiscal year;

5.

The Director is an executive officer of a non-profit entity that has received contributions from Verizon or its Foundation that, in any of the past three years, exceeded one percent of that entity’s consolidated gross revenues (excluding matching gift contributions by Verizon’s Foundation); or

6.

The Director has any other relationship that the Board determines is inconsistent with applicable laws and regulations on directors’ independence or that is likely to impair the Director’s ability to act independently.

For purposes of these Guidelines except as otherwise noted, a Member of a Director’s Immediate Family includes his or her spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home.

An executive officer of a company on whose board a Verizon Senior Executive serves is not eligible for nomination as a new Director of the Corporation.

Related Person Transaction Policy

Definitions.    For purposes of this Policy,

    “Related Person” means:

1.	any person who has served as a Director or a Verizon executive officer (“Officer”) at any time during the Corporation’s last fiscal year;

2.	any person whose nomination to become a Director has been presented in a proxy statement relating to the election of Directors since the beginning of the Corporation’s last fiscal year;

3.

any person who was at any time during the Corporation’s last fiscal year an “Immediate Family Member” of any of the persons listed above. Immediate Family Member means spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Director, Officer or nominee, and any person (other than a tenant or employee) sharing the household of such Director, Officer or nominee; or

4.

any person or any Immediate Family Member of such person who is known to the Corporation to be the beneficial owner of more than 5 percent of the Corporation’s stock at the time of the Transaction (as defined below).

    “Related Person’s Firm” means any firm, corporation or other entity in which a Related Person is an executive officer or general partner or in which all Related Persons together have a 10 percent or more ownership interest.

    “Transaction” means any transaction, arrangement or relationship with Verizon since the beginning of the Corporation’s last fiscal year in an amount greater than $120,000 that involves or will involve a Related Person or a Related Person’s Firm. It does not include:

(a)	compensation to a Director or Officer which is or will be disclosed in the Corporation’s proxy statement;
(b)	compensation to an Officer who is not an Immediate Family Member of a Director or of another Officer and which has been approved by the Human Resources Committee or the Board;
(c)

a transaction in which the rates or charges involved are determined by competitive bids, or which involves common, contract carrier or public utility services at rates or charges fixed in conformity with law or governmental authority;

(d)	a transaction that involves services as a bank depositary of funds, transfer agent, registrar, indenture trustee, or similar services; or
(e)	a transaction in which the Related Person’s interest arises solely from the ownership of Verizon stock and all shareholders receive the same benefit on a pro rata basis.

    “Related Person Transaction” means a Transaction in which a Related Person is determined to have, had, or will have a direct or indirect material interest.

Policy Statement.    The Board of Directors recognizes that Related Person Transactions can present potential conflicts of interest (or the perception thereof) and therefore has adopted this policy which shall be followed in connection with all Related Person Transactions involving the Company.

Process.    Annually, each Director and Officer shall submit to Verizon the name and employment affiliation of his or her Immediate Family Members and the name of any Related Person’s Firm with which any of them are affiliated. Directors and Officers shall notify Verizon promptly of any changes to this information. Each Director and Officer shall also identify any Transaction that they, their Immediate Family Members or their Related Person Firms are or will be involved in. On an ongoing basis, Directors and Officers shall promptly advise the Committee of any changes to such Immediate Family Members, Transactions or Related Person Firms.

Management shall submit Transactions and appropriate supplemental information to the Corporate Governance and Policy Committee for its review.

The Corporate Governance and Policy Committee shall review Transactions in order to determine whether a Transaction is a Related Person Transaction. The Committee shall take such action with respect to the Related Person Transaction as it deems necessary and appropriate under the circumstances, including approval, disapproval, ratification, cancellation, or a recommendation to management. Only disinterested members of the Committee shall participate in those determinations. In the event it is not practical to convene a meeting of the Corporate Governance and Policy Committee, the Chair of that Committee shall have the right to make such determination and shall promptly report his or her determination in writing to the other members of the Committee.

The Committee shall report its action with respect to any Related Person Transaction to the Board of Directors.

Change in Status or Retirement

If a Director retires or changes his or her employment status or principal responsibility outside of Verizon, the Director will tender a resignation to Verizon. The Corporate Governance and Policy Committee will recommend to the Board whether the resignation should be accepted.

Service on Other Boards

A Director who serves as an executive officer of a public company should not serve on more than three public company boards, including that of his or her own company, and other Directors should not serve on more than six public company boards. In order not to disrupt existing affiliations with other boards, a Director may maintain current positions, even if the number of those positions exceed these limits, unless the Board determines that permitting the position to continue will impair the Director’s ability to serve on the Verizon Board. Directors are expected to advise the Corporate Governance and Policy Committee of any changes in their membership on other boards.

Retirement

A Director will retire from the Board the day before the Annual Meeting of Shareholders next following his or her 72nd birthday.

Former CEO

The CEO will resign from the Board effective when he or she no longer serves as CEO.

Compensation

The Human Resources Committee periodically reviews and determines Director compensation and benefits. The Committee determines compensation based on a review of comparable companies, alignment with the interests of shareholders and the advice of independent advisors.

Stock Ownership

Directors are encouraged to hold at least 5,000 shares of Verizon stock that may be acquired over a period of up to five years. Shares held by the Director under any deferral plan are included in determining the number of shares held.

Business Conduct and Ethics

Directors are expected to act in compliance with these Guidelines, applicable laws and regulations, and the spirit of the Verizon Code of Business Conduct for employees. Employee Directors are also governed by Verizon’s Code of Business Conduct.

Conflicts of Interest.    A Director should avoid situations that result or appear to result in a conflict of interest with Verizon. A Director may be considered to have a conflict of interest if the Director’s interest interferes or appears to interfere in any material way with the interests of Verizon, including if:

♦

The Director, any Member of the Director’s Immediate Family, or any company with which any of them is associated as an officer, director, five percent or more owner, partner, employee or consultant (i) is a five percent or more owner of, or (ii) has any management interest in, any company that is in the same business as Verizon (“potential competitive interest”); or

♦	The Director offers gifts or other benefits to or solicits or receives gifts or other benefits from another entity as a result of his or her position with Verizon; or

♦	The Director has any other relationship that the Corporate Governance and Policy Committee believes is likely to result in a conflict of interest with Verizon.

A non-employee Director is expected to advise Verizon prior to acquiring or continuing any interest or entering into any transaction or relationship that may present a potential competitive interest. The Corporate Governance and Policy Committee, in consultation with the CEO and Chairman, will review and advise the Board as soon as practicable whether a conflict would be presented.

Corporate Opportunities.    A Director should not take advantage of an opportunity to engage in a business activity that properly belongs to Verizon, including any activity that is discovered as a result of the use of Verizon information or property or in connection with his or her service as a Director. A Director should not use Verizon information, property or his or her position with Verizon for personal gain.

Securities Transactions.    A Director should not trade, or enable any other person to trade, in Verizon’s securities or the securities of another company while aware of material non-public information.

Confidentiality.    Directors should maintain the confidentiality of information about Verizon and other entities which Verizon entrusts to them, except where the disclosure is authorized or required by law.

Fair Dealing.    Directors should act fairly in any dealings with the Corporation’s stakeholders, including customers, suppliers, competitors, employees and shareholders.

Waiver.    No waiver of any provision of the business conduct and ethics requirements for a Director, or of any provision of the Verizon Code of Business Conduct for a Verizon Senior Executive, may be granted without the approval of the Board of Directors. The Board is strongly predisposed against any such waivers. However, in order to approve any such waiver, the Board must affirmatively find that the waiver does not violate any applicable law or regulation and that the waiver is in the best interests of the Corporation. In the event the Board approves a waiver, it will ensure that the waiver and the Board’s rationale for granting the waiver are promptly disclosed, consistent with applicable legal and stock exchange requirements.

Verizon Senior Executives Serving on Outside Boards

A Verizon Senior Executive must obtain approval from the Corporate Governance and Policy Committee in advance of accepting any new membership on the Board of a public company. Verizon Senior Executives may not serve on the Board of more than two public companies other than Verizon.

A Verizon Senior Executive will not accept a new directorship with a company if the CEO or other executive officer of that company is serving as a Director of Verizon.

Shareholder Communications with Directors

If a shareholder wishes to communicate directly with the Board, a Committee of the Board or with an individual Director, he or she should send the communication to:

Verizon Communications Inc.

The Board of Directors [or Committee name or Director’s name, as appropriate]

140 West Street, 29th Floor

New York, New York 10007

Verizon will forward all shareholder correspondence about Verizon to the Board, Committee or individual Director(s).

Policy on Adoption of Shareholder Rights Plans

The Corporation does not currently have a shareholder rights plan, or “poison pill,” and the Board currently has no plans to adopt such a plan. However, if the Board is presented with a set of facts and circumstances which leads it to conclude that adopting a rights plan would be in the best interest of shareholders, it will seek prior shareholder approval unless the independent Directors, exercising their fiduciary duties, determine that such submission would not be in the best interests of shareholders under the circumstances. If any rights plan is adopted without prior shareholder approval, it will be presented to shareholders within one year or expire within one year without being renewed or replaced. Any plan adopted by the Board will also contain a “sunset” provision, providing that shareholders will have the opportunity to ratify or reject the plan every three years following the date of initial shareholder approval.

Shareholder Advisory Vote

Effective with the Corporation’s 2009 Annual Meeting of Shareholders, a management proposal related to executive compensation in the form approved by the Board of Directors will be submitted annually to shareholders for a non-binding vote.

DIRECTIONS TO VERIZON COMMUNICATIONS INC. ANNUAL MEETING OF SHAREHOLDERS

University Place Conference Center

850 West Michigan Street

Indianapolis, Indiana 46202

University Place Conference Center is located on the west side of downtown Indianapolis, Indiana. You can reach the Conference Center from Interstates I-65 and I-70 by taking the exits for West St./Martin Luther King St. From there, take W. Michigan St. (which is a one-way street headed west). Turn right onto University Blvd. Turn right onto W. North St. (one block). The University Place Conference Center parking facility is on the right. We will validate your parking ticket so that you will not be charged for parking.

002CS1A364

Admission Ticket C123456789
IMPORTANT ANNUAL MEETING INFORMATION	000004	000000000.000000 ext 000000000.000000 ext
ENDORSEMENT LINE SACKPACK		000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions

You can vote online or by telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote online
		—	Go online and go to www.envisionreports.com/vz
		—	Follow the steps outlined on the secured website.
Vote by telephone
		—	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
		—	Follow the instructions provided by the recorded message.

Using an ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  IF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2 and 3 and FOR 1 Year for Proposal 4:

1.	Election of Directors:	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain
	01- Richard L. Carrión	☐	☐	☐	02 -M. Frances Keeth			☐	☐	☐	03 - Robert W. Lane	☐	☐	☐

	04 - Lowell C. McAdam	☐	☐	☐	05 - Sandra O. Moose			☐	☐	☐	06 - Joseph Neubauer	☐	☐	☐

	07 - Donald T. Nicolaisen	☐	☐	☐	08 - Clarence Otis, Jr.			☐	☐	☐	09 - Hugh B. Price	☐	☐	☐

	10 - Ivan G. Seidenberg	☐	☐	☐	11 - Rodney E. Slater			☐	☐	☐	12 - John W. Snow	☐	☐	☐

					For	Against	Abstain						For	Against	Abstain

2.	Ratification of Appointment of Independent Registered Public Accounting Firm				☐	☐	☐		3.	Advisory Vote Related to Executive Compensation			☐	☐	☐

				1 Yr	2 Yr	3 Yr	Abstain

4.	Advisory Vote Related to Future Votes on Executive Compensation			☐	☐	☐	☐
B	The Board of Directors recommends a vote AGAINST:

		For	Against	Abstain				For	Against	Abstain			For	Against	Abstain

5.	Disclose Prior Government Service	☐	☐	☐	6.	Performance Stock Unit Performance Thresholds		☐	☐	☐	7. Cumulative Voting		☐	☐	☐

8.	Shareholder Right to Call a Special Meeting	☐	☐	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Verizon Communications Inc.

2011 Annual Meeting Admission Ticket

May 5, 2011, 10:30 a.m. Local Time

University Place Conference Center

850 West Michigan Street

Indianapolis, Indiana 46202

Upon arrival, please present this admission ticket at the registration desk.

University Place Conference Center is located on the west side of downtown Indianapolis, Indiana. You can reach the Conference Center from Interstates I-65 and I-70 by taking the exits for West St./Martin Luther King St. From there, take W. Michigan St. (which is a one-way street headed west). Turn right onto University Blvd. Turn right onto W. North St. (one block). The University Place Conference Center parking facility is on the right. We will validate your parking ticket so that you will not be charged for parking.

▼ IF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Notice of 2011 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders, Thursday, May 5, 2011, 10:30 a.m.

Your signature on the reverse side of this card appoints I.G. Seidenberg and W.L. Horton, as proxies, with the powers you would have if you were personally present at the meeting. This includes full power of substitution to vote all the shares of Verizon common stock that you hold of record upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement, subject to any directions indicated on the reverse side of this card. If you do not indicate how your shares are to be voted, the proxies will vote for the election of the nominees for Director listed on the reverse side of this card; and in accordance with the Directors’ recommendations on the other matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting or any adjournment of the meeting.

This card also provides your instructions for voting any shares that you may hold in the Verizon Communications Direct Invest Plan. Also, if you own shares in any current or former Verizon savings plan in the same name as shown on this card, this card provides instructions to the savings plan trustee for voting those shares. To allow sufficient time for the savings plan trustees to tabulate the vote of the savings plan shares, you must vote by telephone or online or return this proxy in the enclosed envelope so that it is received by May 2, 2011.

If you do not properly sign and return a proxy, vote by telephone or online or attend the meeting and vote by ballot, your shares cannot be voted. Unless the savings plan trustees receive your voting instructions by May 2, 2011, your shares in any of the current or former Verizon employee savings plans will be voted as described in the Proxy Statement.

If you are voting by mail, please sign the reverse side and return this proxy in the enclosed envelope. Please sign exactly as the name(s) appears on this proxy. If stock is held jointly, each holder should sign. If you are signing as an attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give your full title. If you vote by telephone or online, please do not mail your card.

Your email address can now help save the environment. Vote online and register for electronic communications with the eTree® program, and we will plant a tree on your behalf.